Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

VIREO GROWTH INC.,

SUPERNOVA MERGER SUB INC.

and

PLANET 13 HOLDINGS INC.

Dated as of July 26, 2026

TABLE OF CONTENTS

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APPENDICES AND EXHIBITS

Appendix A	Definitions
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C-1,	Employment Agreements
Exhibit C-2
and Exhibit C-3
Exhibit D	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 26, 2026, is made by and among Vireo Growth Inc., a British Columbia corporation (“Parent”), Supernova Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Planet 13 Holdings Inc., a Nevada corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them herein.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, the Company (the “Company Board”), and Merger Sub (the “Merger Sub Board”) have unanimously approved (in the case of the Company Board, acting upon the unanimous recommendation of the Special Committee), and the Company Board (acting upon the unanimous recommendation of the Special Committee) and the Merger Sub Board have unanimously declared advisable and in the best interests of their respective companies and stockholders, this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a direct wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with Chapter 78 and Chapter 92A of the NRS;

WHEREAS, the majority of the Company Board is comprised of disinterested directors;

WHEREAS, in light of the interests of the Founders in the transactions contemplated by this Agreement, including pursuant to the Employment Agreements and the restricted stock unit awards contemplated thereby, the Company Board established a special committee of the Company Board consisting solely of independent and disinterested directors of the Company (the “Special Committee”) with the power and authority to, among other things, (i) evaluate the advisability and fairness of the transactions contemplated by this Agreement to the Company and its stockholders (including the unaffiliated stockholders of the Company) and, in connection with such evaluation, to examine any and all matters concerning such transactions (including the management arrangements), or any aspect thereof, as the Special Committee deems appropriate, (ii) negotiate, on behalf of the Company, the terms and conditions of such transactions, including the terms and conditions of any definitive agreements relating to such transactions, (iii) reject such transactions, including to cause the Company to adopt such defenses to an unsolicited bid as the Special Committee may deem reasonably necessary; (iv) make a recommendation to the Company Board and, if deemed appropriate, to the stockholders of the Company concerning such transactions, (v) to have access to all information reasonably necessary to make an informed decision regarding such transactions, (vi) to engage or retain, at the expense of the Company, legal counsel and other advisors (including financial advisors) of any nature to the Special Committee, as it shall deem appropriate, and (vii) to review and participate in the filing and/or making of public statements, including press releases and applicable securities law filings, relative to such transactions and related matters;

WHEREAS, the Special Committee has, by resolutions unanimously adopted, (i) determined that this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, are advisable, fair to and in the best interest of the Company and the Company’s stockholders (including the holders of Company Common Stock other than the Founders and their respective Affiliates), (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and (iii) recommended that the Company Board resolve to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, the Company Board has, subject to Section 5.6(d) and acting upon the unanimous recommendation of the Special Committee, by the unanimous vote of the Company Board, including a unanimous vote of disinterested directors of the Company, who constitute a majority of the Company Board, resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) each of Parent and certain stockholders of the Company, including certain directors and officers of the Company who are stockholders of the Company, have entered into a voting agreement in the form attached as Exhibit A hereto (the “Voting Agreement”) pursuant to which, and subject to the terms thereof, among other things, the foregoing stockholders agreed to vote the shares of Company Common Stock beneficially owned by each of them in favor of the adoption of this Agreement and approval of the Merger and the transactions contemplated hereby and (ii) certain stockholders of the Company, including certain directors and officers of the Company who are stockholders of the Company, have entered into a lock-up agreement pursuant to which, among other things, such stockholders agreed to post-Closing restrictions on the ability of such stockholders to transfer Parent Shares to be issued to them in the Merger, in the form attached as Exhibit B hereto (the “Lock-Up Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, each of Larry Scheffler, Robert Groesbeck and Christopher Wren (collectively, the “Founders”) has entered into employment offer letters in the forms attached as Exhibits C-1, C-2 and C-3 hereto (the “Employment Agreements”) and effective only as of and conditioned upon the occurrence of the Effective Time between Parent on the one hand and each of the Founders, on the other hand, including the awards of restricted stock units in respect of Parent Shares to the Founders thereunder or in connection therewith, the vesting and settlement of which are subject to the achievement by the Surviving Corporation and its Subsidiaries of specified revenue targets following the Closing, subject to the floor set forth therein; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Section 92A.250 of the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a direct wholly owned Subsidiary of Parent (the “Surviving Corporation”).

Section 1.2    The Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at 8:00 a.m. (Las Vegas, NV time) on a date to be specified by the parties hereto, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). The Closing shall take place by the electronic exchange of signatures and documents, unless another time, date or place is agreed to in writing by the Company and Parent.

Section 1.3    Effective Time. Concurrently with the Closing, the Company shall cause an appropriate articles of merger with respect to the Merger (the “Articles of Merger”) (including as an exhibit thereto the Amended and Restated Articles of Incorporation of the Surviving Corporation in the form set forth in Exhibit D hereto) to be executed and filed with the Nevada Secretary of State as provided under the NRS. The Merger shall become effective at the time the Articles of Merger have been duly filed with the Nevada Secretary of State or at such later date and time as is agreed between Parent and the Company and specified in the Articles of Merger (such date and time the Merger becomes effective hereinafter referred to as the “Effective Time”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS.

Section 1.4    Articles of Incorporation; Bylaws.

(a)    At the Effective Time, the Articles of Incorporation, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety as set forth in Exhibit D hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation.

(b)    At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “Planet 13 Holdings Inc.”, until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 1.5    Board of Directors; Officers. The members of the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Securities.

(a)    Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any Securities of Parent, the Company or Merger Sub:

(i)    Cancellation of Company Securities. Each share of common stock, no par value per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or held directly by Parent or any Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such shares, “Canceled Shares”).

(ii)    Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement, 0.015383618 (the “Exchange Ratio”) of a Parent Share (such amount, the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration and, if applicable, any dividends or distributions to which the holder thereof becomes entitled upon the surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2(h).

(iii)    Conversion of Merger Sub Capital Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, no par value per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Company Common Stock or Parent Shares shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split) or combination or readjustment of shares or any similar event or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio and any other similarly dependent amounts and items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(b) shall be construed to permit the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.2    Surrender of Certificates; Exchange Procedures.

(a)    Designation of Exchange Agent; Exchange Fund. Prior to the Closing, Parent shall, at its sole cost and expense, enter into a customary exchange agent agreement with a financial institution designated by Parent (which may be, but may not be limited to, the transfer agent for the Company or Parent) (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 2.1(a)(ii). At or promptly after the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for payment in accordance with this Article II through the Exchange Agent, non-certificated, book-entry Parent Shares issuable as the aggregate Merger Consideration (such Parent Shares, together with any dividends or other distributions thereafter deposited with the Exchange Agent pursuant to Section 2.2(h), are referred to collectively as the “Exchange Fund”).

(b)    Letter of Transmittal and Instructions. Promptly following the Effective Time (and in any event, within ten (10) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book-Entry Shares to the Exchange Agent, and which shall be in the form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions (which instructions shall be in the form and have such other customary provisions as Parent may reasonably specify) for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares.

(c)    Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the Merger Consideration in accordance with Section 2.1(a)(ii) in respect of the Company Common Stock previously represented by such Certificate or Book-Entry Shares, subject to any applicable tax withholding. Until surrendered as contemplated by this Section 2.2(c), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2(c) (together with any dividends or other distributions thereafter deposited with the Exchange Agent pursuant to Section 2.2(h)). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares upon any Merger Consideration or other amounts upon the surrender of the Certificates or Book-Entry Shares.

(d)    Unregistered Transfers. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent which remains undistributed to the holders of the Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be delivered to Parent or the Surviving Corporation or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for Merger Consideration (and, if applicable, any amounts pursuant to Section 2.2(h)).

(f)    No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration (and, if applicable, any amounts pursuant to Section 2.2(h)) delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to the date on which any Merger Consideration (and, if applicable, any amounts pursuant to Section 2.2(h)) in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority under applicable Law, any such Merger Consideration (and, if applicable, any amounts pursuant to Section 2.2(h)) in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation (or its designee) free and clear of all claims or interest of any Person previously entitled thereto.

(g)    Withholding. Parent, the Company, the Surviving Corporation, any of their applicable Subsidiaries and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation, any of their applicable Subsidiaries or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. Any amounts so withheld and paid over to an applicable Governmental Authority as required by applicable Law shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation, any of their applicable Subsidiaries or the Exchange Agent.

(h)    Distributions and Dividends. No dividends or other distributions declared with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder thereof shall surrender such Certificate or Book-Entry Share in accordance with this Section 2.2. After the surrender of a Certificate or Book-Entry Share in accordance with this Section 2.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole Parent Shares that the shares of Company Common Stock represented by such Certificate or Book-Entry Share have been converted into the right to receive.

Section 2.3    Company Equity Awards; Company Warrants.

(a)    Treatment of Company Options. At least thirty (30) days prior to the Effective Time, the Company shall notify each holder of a Company Option that has a per share exercise price that is greater than or equal to the per share value of a Parent Share multiplied by the Exchange Ratio (each, an “Underwater Option”), that each such Underwater Option shall, by virtue of the Merger, be cancelled and terminated for no consideration or payment and shall cease to provide the holder with the right to acquire shares of the Company or Parent or otherwise represent any right to any equity interest in Parent or any Affiliate. Immediately prior to the Effective Time, such Underwater Options shall be cancelled and terminated without further action of the holder or the parties hereto. At the Effective Time, each Company Option (if any) that is not an Underwater Option and that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of any Company Option or any other Person, be converted into a Parent Option in accordance with this Section 2.3. Each such Parent Option as so converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (including vesting terms, after giving effect to any “change in control” post-termination protections under the applicable Company Equity Plan or award agreement), except that, as of the Effective Time, each such Parent Option as so converted shall be an option to acquire that number of whole Parent Shares (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Option; and (ii) the Exchange Ratio, at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Option by (B) the Exchange Ratio; provided, that the exercise price and the number of Parent Shares subject to the Parent Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

(b)    Treatment of Company RSU Awards. Prior to the Effective Time, the Company shall take all actions necessary or appropriate, including adopting any required resolutions, amending the applicable Company Equity Plans or award agreements, and obtaining any required consents, to cause each Company RSU Award that is outstanding immediately prior to such acceleration, whether vested or unvested, to become fully vested immediately prior to the Effective Time. In connection with such acceleration, the Company shall issue to each holder of a Company RSU Award the shares of Company Common Stock underlying such Company RSU Award, subject to the Company’s satisfaction of all applicable Tax withholding obligations in accordance with applicable Law, the applicable Company Equity Plan and award agreement, and this Agreement. Each share of Company Common Stock issued pursuant to the preceding sentence shall be issued and outstanding immediately prior to the Effective Time and shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(ii). As of the Effective Time, no Company RSU Award shall be outstanding or assumed by Parent, and no holder of a Company RSU Award shall have any right with respect to such Company RSU Award other than, solely in such holder’s capacity as a holder of Company Common Stock issued in settlement of such Company RSU Award, the right to receive the Merger Consideration in accordance with Section 2.1(a)(ii).

(c)    Company Actions. Prior to the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of any of the Company Equity Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of any of the Company Equity Plans or any outstanding awards thereunder, and take all other appropriate actions to (i) give effect to the transactions contemplated herein; and (ii) ensure that after the Effective Time, no holder of a Company Equity Award, any beneficiary thereof nor any other participant in any of the Company Equity Plans shall have any right thereunder to acquire any Securities of the Company or to receive any payment or benefit with respect to any award previously granted under any of the Company Equity Plans, except as provided in this Section 2.3. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) no later than three (3) Business Days preceding the Effective Time.

(d)    Parent Actions. At or prior to the Effective Time, to the extent required by applicable Securities Laws, Parent shall file or have on file one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) with respect to the Parent Shares in respect of the Parent Options (if any) and Assumed Warrants issuable pursuant to this Section 2.3. The Company shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

(e)    Company Warrants. At the Effective Time, subject to the option of holders thereof to receive the alternative consideration in respect thereof as set forth in, and in accordance with, the terms of each warrant to purchase Company Common Stock issued by the Company that are issued and outstanding immediately prior to the Effective Time (collectively, the “Company Warrants”), Company Warrants shall become exercisable into Parent Shares in accordance with their terms. Consistent with the terms of the Company Warrants, any such Company Warrant shall be exercisable for a number of Parent Shares (if applicable, rounded in accordance with the terms of the Company Warrants) equal to the product of (x) the aggregate number of shares of Company Common Stock issuable in respect of such Company Warrants immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (the “Assumed Warrants”) and the exercise price (rounded up to the nearest whole cent) of the Assumed Warrants will equal (i) the Exercise Price (as defined in the Company Warrants) of the Company Warrants in effect immediately prior to the Effective Time, divided by (ii) the Exchange Ratio.

Section 2.4    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.5    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that holders of Company Common Stock are entitled to dissenters rights under Section 92A of the NRS as a result of the consummation of the Merger, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for dissenter’s rights under Section 92A of the NRS and not effectively withdrawn or lost such holder’s dissenter’s rights (the “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall instead be entitled to receive such consideration as shall be determined pursuant to Section 92A of the NRS (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the “fair value” of such Dissenting Shares as determined in accordance with Section 92A of the NRS); provided, however, that if any such holder shall have failed to perfect or shall have waived, effectively withdrawn or lost his, her or its right to dissent under the NRS (whether occurring before, at or after the Effective Time), or a court of competent jurisdiction shall have determined that such holder is not entitled to such a right to dissent and payment under Section 92A of the NRS, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent of any demands for dissent or appraisal of any shares of Company Common Stock, effective or attempted withdrawals of such demands and any other instruments served pursuant to the NRS received by the Company relating to dissent or appraisal demands, and Parent shall have the right to participate in all discussions, negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to or settle or compromise or offer to settle or compromise any such demand or Proceeding, or agree to do any of the foregoing.

Section 2.6    Transfers; No Further Ownership Rights. After the Effective Time, the stock transfer books of the Company shall be closed, and from and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 2.7    Further Action. If, at any time after the Effective Time any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and directors of Parent shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Corporation and otherwise) to take such action.

Section 2.8    Intended Tax Treatment. The parties hereto acknowledge and agree that (i) for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement constitutes, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The parties agree to report the Merger as a “reorganization” under Section 368(a) of Code, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the particular section or subsection of the Company Disclosure Letter expressly referenced therein (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of such disclosure) or (ii) other than with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.5, as disclosed in the Company Securities Filings filed with (or furnished to) the Securities Regulators by the Company on or after December 31, 2023, and at least three (3) Business Days prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on EDGAR and SEDAR+, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Organization; Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s Articles of Incorporation (the “Articles of Incorporation”) and Bylaws (the “Bylaws”) have been filed on EDGAR and SEDAR+ and are in full force and effect, and the Company is not in violation of any of the provisions thereof. The organizational or governing documents of each of the Company’s Subsidiaries are in full force and effect, and none of the Company’s Subsidiaries is in violation of any of the respective provisions thereof.

Section 3.2    Capitalization; Subsidiaries.

(a)    As of the close of business on July 24, 2026 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 1,500,000,000 shares of Company Common Stock, 335,319,455 of which were issued and outstanding and none of which were held by the Company as treasury stock, and (ii) 50,000,000 shares of preferred stock of the Company, no par value per share (“Company Preferred Stock”), no shares of which were outstanding. Except for the foregoing, there are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or Securities of the Company having the right to vote (or convertible into or exercisable for Securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (i) outstanding Company Warrants to purchase 18,750,000 shares of Company Common Stock; (ii) outstanding Company Options to purchase 97,322 shares of Company Common Stock; (iii) outstanding Company RSU Awards representing 11,369,670 shares of Company Common Stock; and (iv) 25,657,319 shares of Company Common Stock reserved for future issuance under the Company Equity Plans. From the close of business on the Capitalization Date through the date of this Agreement, there have been (i) no issuances of any Company Common Stock, Company Preferred Stock or any other Securities of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise, vesting or settlement, as applicable, of any Company Warrants or Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company Warrants or Company Equity Awards, as applicable and (ii) no grants of any Company Equity Awards, warrants, or any other equity or equity-based awards.

(b)    All of the issued and outstanding shares of Company Common Stock have been, and all of the shares of Company Common Stock that may be issued pursuant to any of the Company Warrants, Company Equity Awards or the Company Equity Plans, will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent or its counsel accurate and complete copies of each of the Company Equity Plans, the form of warrant evidencing the Company Warrants (and any other Contracts related to the Company Warrants), and the forms of stock option and restricted stock unit agreements evidencing the Company Equity Awards, and in respect of the foregoing forms, other than differences with respect to the number of shares of Company Common Stock covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such warrant, stock option, or restricted stock unit agreement contains material terms that are not consistent with, or in addition to, such forms. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Warrant and Company Equity Award, and, to the extent applicable, (i) in the case of Company Equity Awards, the name (or employee identification number) of the holder thereof, (ii) the number of shares of Company Common Stock issued or issuable thereunder, (iii) the expiration date, (iv) the exercise price relating thereto, (v) the grant (or issuance) date, and (vi) in the case of Company Equity Awards, the Company Equity Plan pursuant to which the award was made.

(c)    Each grant of a Company Warrant was duly authorized no later than the date on which the grant of such Company Warrant was by its terms to be effective (the “Company Warrant Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof or other authorized designee) and no stockholder approval was required in relation thereto. The Company does not have any liability in respect of any Company Warrant that was granted with a per Company Warrant exercise price that was less than the fair market value of a share of Company Common Stock on the applicable Company Warrant Grant Date.

(d)    Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof or other authorized designee) and no stockholder approval was required in relation thereto. The Company does not have any liability in respect of any Company Option that was granted with a per share exercise price that was less than the fair market value of a share of Company Common Stock on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to the provisions of Section 409A of the Code.

(e)    Each grant of a Company Equity Award was made in all material respects in accordance with the terms of the applicable Company Equity Plan. The Company has the requisite authority under the terms of the applicable Company Equity Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 2.3 and the treatment of Company Equity Awards described in Section 2.3, shall, as of the Effective Time, be binding on the holders of Company Equity Awards purported to be covered thereby. The acceleration, vesting and settlement of the Company RSU Awards pursuant to Section 2.3(b) are permitted under the applicable Company Equity Plans, award agreements and applicable Law, and all notices, consents, approvals, resolutions and other actions necessary to effect such acceleration, vesting and settlement have been, or by immediately prior to the Effective Time will be, duly obtained or taken. No such acceleration, vesting or settlement will result in any Tax, penalty or interest under Section 409A of the Code or any obligation of the Company, any of its Subsidiaries, Parent or the Surviving Corporation to gross up, indemnify or reimburse any Person for any Tax.

(f)    All of the outstanding Company Common Stock and Company Warrants have been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.

(g)    As of the date of this Agreement, other than the Company Warrants or Company Equity Awards, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other Securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible Securities, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, or other Securities of, the Company or any of its Subsidiaries or Securities convertible into or exchangeable for such shares or other Securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other Securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible Securities, agreements, arrangements or commitments; (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities of the Company or any of its Subsidiaries, or any Securities representing the right to purchase or otherwise receive any other Securities of the Company or any of its Subsidiaries; (iii) agreements with any Person to which the Company or any of its Subsidiaries is party (A) restricting the transfer of the Securities of the Company or any of its Subsidiaries or (B) affecting the voting rights of Securities of the Company or any of its Subsidiaries (including stockholder agreements, voting trusts or similar agreements); or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, Security-based performance units, “phantom” stock, profit-participation or other Security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case pursuant to which any Person is entitled to receive any payment from the Company or any of its Subsidiaries based in whole or in part on the value of any Securities of the Company or any of its Subsidiaries.

(h)    Each Subsidiary of the Company existing on the date of this Agreement is listed in Section 3.2(h) of the Company Disclosure Letter. The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar Securities or interests in each such Subsidiary, free and clear of all Liens, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar Securities or interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent true and correct copies of the currently effective corporate or other organizational documents for each Subsidiary. Except for investments in cash equivalents (and ownership by the Company or its Subsidiaries of Securities of the Subsidiaries of the Company), none of the Company or any of its Subsidiaries (i) owns directly or indirectly any Securities or (ii) has any obligation or has made any commitment to acquire any Securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. No Subsidiary of the Company owns any Securities of the Company.

(i)    All dividends or distributions on any Securities of the Company or any of its Subsidiaries that have been declared or authorized have been paid in full.

(j)    Neither the Company Board nor any committee thereof has adopted or approved any resolution pursuant to NRS 92A.380(1)(d) or NRS 92A.390(1) that provides or will provide, and no provisions of the Company’s Articles of Incorporation or Bylaws provide or will provide for, any dissenter’s rights, appraisal rights, or any similar rights to any holder of any shares of any class or series of capital stock of the Company as a result of or in connection with this Agreement, the Merger, or the other transactions contemplated hereby.

Section 3.3    Authority Relative to Agreement.

(a)    The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject (in the case of the Merger) to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all requisite corporate action by the Company, and (in the case of the Merger, except for (i) the receipt of the Company Stockholder Approval, (ii) the filing of the Articles of Merger with the Nevada Secretary of State, and (iii) any required CSE Approval) no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)    The Special Committee has, by resolutions unanimously adopted, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interest of the Company and the Company’s stockholders and (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated by this Agreement, including the Merger. The Company Board, acting upon the unanimous recommendation of the Special Committee, has, by resolutions adopted by the unanimous vote of the Company Board, including the disinterested directors who comprise a majority of the Company Board: (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and the Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting and (iv) resolved to make the Company Recommendation. As of the date of this Agreement, none of the aforesaid actions by the Special Committee or the Company Board has been amended, rescinded or modified.

Section 3.4    Vote Required. The requisite and sole stockholder approvals of the Company to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement are:

(a)    the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon; and

(b)    the affirmative vote of a simple majority of the votes cast by holders, excluding for the purposes of this Section 3.4(b) the votes for shares of Company Common Stock held or controlled by persons described in items (a) through (d) of Section 8.1(2) of MI 61-101 (including, for the avoidance of doubt, the Founders and their respective Affiliates), at the Company Stockholders’ Meeting in favor of the adoption of this Agreement (collectively, the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of holders of Securities of the Company that is required to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.5    No Conflict; Required Filings and Consents.

(a)    Except as set forth on Section 3.5(a) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Articles of Incorporation or Bylaws or the articles of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Regulatory Consents have been obtained or made, conflict with or violate any Law, including without limitation the Company Cannabis Laws, applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any Contract to which the Company or any of its Subsidiaries is a party (other than a Benefit Plan) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries (the “Third-Party Consents”), other than, in the case of clauses (ii) and (iii), that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than: (i) applicable requirements of and filings with the Securities Regulators under the applicable Securities Laws, (ii) the filing of the Articles of Merger with the Nevada Secretary of State, (iii) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the CSE and OTCQX, (v) the Cannabis Consents set forth on Section 3.5(b)(v) of the Company Disclosure Letter, including without limitation, any required approvals, findings of suitability, registrations or other authorizations, and any required notices of changes in ownership or control from any applicable State Cannabis Authority in accordance with all applicable Company Cannabis Laws with respect to any License Transfer contemplated by the Merger, and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (items (i) through (vi), collectively, the “Regulatory Consents”).

(c)    Except as set forth on Section 3.5(c) of the Company Disclosure Letter, to the Knowledge of the Company, there are no facts or circumstances related to the Company or any of its Subsidiaries, or their respective owners, officers, directors or managers, that would reasonably be expected to: (i) prevent, disqualify or materially delay the receipt of any Cannabis Consent required in connection with the transactions contemplated by this Agreement, including without limitation, any required for a License Transfer, or (ii) cause any State Cannabis Authority to impose, as a condition of granting any such Cannabis Consent, any term, condition or restriction upon the Company or its Subsidiaries (or Parent or any of its Subsidiaries) following the Closing that would, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or otherwise be materially adverse to Parent and its Subsidiaries, including after Closing, the Surviving Corporation and its Subsidiaries, under the Company Cannabis Laws.

Section 3.6    Company Securities Filings; Financial Statements.

(a)    Since January 1, 2023, the Company has timely filed with (or furnished to) the Securities Regulators all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Securities Laws, including filings made on EDGAR and SEDAR+ (collectively, the “Company Securities Filings”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment (or in the case of Company Securities Filings that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), each Company Securities Filing complied in all material respects with the applicable requirements of the Securities Laws, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company Securities Filing filed pursuant to the Exchange Act or applicable Canadian Securities Laws did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company Securities Filing that is a registration statement or prospectus, as amended or supplemented, if applicable, filed pursuant to the Securities Act or applicable Canadian Securities Laws, as of the date such registration statement or prospectus or amendment became effective or was receipted by the applicable Canadian Securities Regulators prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no amendments or modifications to the Company Securities Filings that are required to be filed with (or furnished to) the Securities Regulators or posted on EDGAR or SEDAR+, but that have not yet been filed with (or furnished to) the Securities Regulators or posted on EDGAR or SEDAR+. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is a reporting issuer in any province or territory of Canada. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (i) have been derived from the accounting books and records of the Company and its Subsidiaries; (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the Securities Regulators with respect thereto; (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted under Form 10-Q of the Exchange Act); and (iv) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material).

(b)    Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of all comment letters from the Securities Regulators (including any deficiency letter or similar correspondence from the Canadian Securities Regulators) since January 1, 2023, through the date of this Agreement with respect to any of the Company Securities Filings, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from Securities Regulator staff with respect to any of the Company Securities Filings, and, to the Knowledge of the Company, none of the Company Securities Filings are subject to ongoing Securities Regulator review.

(c)    The shares of Company Common Stock are listed and posted for trading on the CSE and OTCQX. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Listing Rules. The Company has not received any notice from the CSE regarding the delisting of the Company Common Stock from the CSE. The Company is a “reporting issuer” (or the equivalent thereof) under the Securities Laws of each province and territory of Canada and is not on the list of reporting issuers in default under applicable Securities Laws, nor has any Canadian Securities Regulator issued any order or taken any other action preventing, suspending or otherwise limiting the trading in the Company Common Stock or threatening to do the same, nor are there any Proceedings pending, or to the Knowledge of the Company, threatened, to do the same or to revoke or terminate the Company’s reporting issuer status in any province or territory of Canada.

(d)    The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company Securities Filing that is a report on Form 10-K or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure, if any) (i) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as set forth on Section 3.6(d) of the Company Disclosure Letter, since January 1, 2023, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(e)    The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act or under applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities Regulators, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f)    As of the date of this Agreement, there are no Proceedings before a Securities Regulator pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. There is no cease trade order, management cease trade order, or similar order or any Proceeding pending or, to the Knowledge of the Company, threatened against the Company or affecting any of its securities by any Securities Regulator. Since January 1, 2023, through the date of this Agreement, there have been no internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or any of its Subsidiaries or the Company Board, any board of directors of any of its Subsidiaries or any committee of the Company Board or any board of directors of any of its Subsidiaries.

(g)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Securities Filings, and the statements contained in such certifications are true and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)    Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(i)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (within the meaning of Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Securities Filings (including any audited financial statements and unaudited interim financial statements of the Company included therein).

(j)    To the Knowledge of the Company, as at the date hereof, other than the individuals listed on Section 3.6(j) of the Company Disclosure Letter, no “related party” of the Company (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Common Stock, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

Section 3.7    Absence of Certain Changes or Events. Since December 31, 2025, through the date of this Agreement, except as set forth in Section 3.7 of the Company Disclosure Letter, (a) the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (b) (i) the Company has not suffered a Company Material Adverse Effect and (ii) there has been no effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would have constituted a breach of Section 5.1.

Section 3.8    No Undisclosed Liabilities. Except for liabilities or obligations (a) as reflected or reserved against in the Company’s consolidated balance sheet as of March 31, 2026 (the “Company Balance Sheet Date”) included in the Company’s Quarterly Report on Form 10-Q filed with the Securities Regulators on May 13, 2026 (the “Company Balance Sheet”), (b) incurred in the ordinary course of business consistent with past practice in all material respects since the Company Balance Sheet Date, (c) that have not had, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (d) set forth in Section 3.8 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

Section 3.9    Litigation. Except as set forth in Section 3.9 of the Company Disclosure Letter, as of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries that, in each case of clauses (a) and (b), (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Since January 1, 2023, there have not been any product liability or other product-related claims by any third Person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the sale, distribution or manufacturing of products, including cannabis products, by the Company or any of its Subsidiaries that have been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has any material Proceedings pending against any other Person.

Section 3.10    Permits; Compliance with Laws.

(a)    (i) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, product listings, registrations, clearances, orders and other authorizations necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets under and pursuant to all applicable Laws or to carry on their respective businesses as now being conducted under and pursuant to all applicable Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened, except, in each of subparagraphs (i), (ii) and (iii) of this Section 3.10(a), where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. The Cannabis Licenses of the Company and its Subsidiaries are set forth on Section 3.10(a) of the Company Disclosure Letter.

(b)    The Company and its Subsidiaries have been since January 1, 2023, and are in compliance in all material respects with (i) all applicable state and local Laws, other than Federal Cannabis Laws, and (ii) all Company Permits. Neither the Company or any of its Subsidiaries imports or exports cannabis products from or to any foreign country.

(c)    Since January 1, 2023, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority or other Person asserting that the Company or any of its Subsidiaries is, or is suspected of, alleged to be or under investigation for being, not in compliance with any Laws or Company Permits.

(d)    Since January 1, 2023: (i) neither the Company nor any of its Subsidiaries has received any written notice of violation, administrative citation or other written notice from any State Cannabis Authority alleging any material violation of, or failure to comply with, any Company Cannabis Law or Company Permit, including any allegation of unlicensed commercial cannabis activity; and (ii) except as set forth on Section 3.10(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any settlement agreement, consent decree or similar arrangement with any State Cannabis Authority.

Section 3.11    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares (as amended or supplemented from time to time, the “Form S-4”) in connection with the Merger will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the proxy statement of the Company (as amended or supplemented from time to time, the “Proxy Statement”) to be filed with the Securities Regulators for use in connection with the solicitation of proxies from the stockholders of the Company in connection with the Merger and the Company Stockholders’ Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made by the Company in this Section 3.11 with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or its Subsidiaries, or that was not supplied by or on behalf of the Company.

Section 3.12    Employee Benefit Plans.

(a)    Section 3.12(a) of the Company Disclosure Letter contains a true, complete and correct list of all Benefit Plans of the Company. “Benefit Plan” shall mean (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plans”), other than any Benefit Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”); (ii) each “employee welfare benefit plans” (as defined in Section 3(1) of ERISA); and (iii) all other benefit plans, policies, programs, agreements or arrangements, including any stock bonus, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right or similar equity or equity-based plan, program, agreement or arrangement or any other employment, independent contractor, consulting, severance, deferred compensation, post-employment welfare, bonus, incentive or equity compensation or other fringe benefit plan, commission, change-of-control, retention, disability, sick leave, death benefit, workers compensation or other insurance, medical, life insurance, cafeteria, vacation or paid-time-off or other benefit or compensation plan, program, policy, agreement or arrangement that is maintained, sponsored, contributed to or required to be contributed to by a Person or such Person’s ERISA Affiliate, or with respect to which such Person or such Person’s ERISA Affiliate has or could reasonably be expected to have any current or potential liability or obligation (including any indirect or successor liability or obligation on account of such Person’s ERISA Affiliate). For purposes of this Section 3.12, all references to “Benefit Plans” shall mean the Benefit Plans of the Company.

(b)    The Company has delivered or made available to Parent and Merger Sub true, complete and correct copies of (i) each Benefit Plan (including all amendments thereto) or written description of each Benefit Plan that is not otherwise in writing; (ii) the two (2) most recent annual reports on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, to the extent applicable; (iii) the most recent summary plan description and summary of material modifications for each Benefit Plan for which such a summary plan description is required; (iv) each current trust agreement, insurance contract or policy, group annuity contract, administrative service agreements currently in effect, and any other funding arrangement relating to any Benefit Plan, to the extent applicable; (v) the most recent actuarial report, financial statement or valuation report, to the extent applicable; (vi) a current Internal Revenue Service opinion or favorable determination letter, to the extent applicable; (vii) all material correspondence to or from any Governmental Authority relating to any Benefit Plan; and (viii) all discrimination tests for each Benefit Plan for the two (2) most recent plan years, to the extent applicable. “ERISA Affiliate” shall mean each trade or business, whether or not incorporated, that, together with a Person or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or the applicable provisions for employer shared responsibility for health coverage requirements of Section 4980H of the Code, other than such liabilities that arise solely out of, or related solely to, the Benefit Plans.

(c)    Each Benefit Plan is and has at all times been operated and administered in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA, the Code and the Patient Protection and Affordable Care Act. Each Benefit Plan has been operated and administered in good faith compliance with Section 409A of the Code to the extent applicable. Each Benefit Plan can be amended, terminated or otherwise discontinued at any time, including after the Closing in accordance with its terms. The Company and its Subsidiaries have complied in all material respects with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Health Insurance Portability Act of 1996 and the Family Medical Leave Act of 1993. All claims incurred with a date of service on or before the Closing Date under any Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA that is self-insured will be paid by the Company or accrued on the Company financial statements no later than the Closing Date.

(d)    Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that would be expected to adversely affect such qualification.

(e)    None of the Benefit Plans are, and none of the Company, any of its Subsidiaries or any ERISA Affiliate of the Company has, in the past six (6) years, maintained or had an obligation to contribute to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA); (iii) a welfare benefit fund (as such term is defined in Section 419 of the Code); (iv) a Multiemployer Pension Plan; or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. There are no material unpaid contributions due prior to the date of this Agreement with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all material contributions due have been timely made, or to the extent not yet due, have been properly accrued on the applicable balance sheet in accordance with the terms of the applicable Benefit Plan and applicable Law. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any material Controlled Group Liability to the Company, any of its Subsidiaries or, following the Effective Time, the Surviving Corporation.

(f)    None of the Company or any of its Subsidiaries has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Benefit Plan that reasonably would be expected to subject the Company, any of its Subsidiaries or the Surviving Corporation to any material Tax or penalty.

(g)    With respect to any Benefit Plan, there is no Proceeding pending, or, to the Knowledge of the Company, threatened or anticipated with or by the Internal Revenue Service, the United States Department of Labor or any other Governmental Authority (other than routine claims for benefits), in each case, that would reasonably be expected to subject the Company, any of its Subsidiaries or the Surviving Corporation to any material liability.

(h)    Neither the Company nor any of its Subsidiaries has any obligations to provide any health or welfare benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by COBRA, similar state law, or pursuant to an applicable employment agreement or severance agreement, plan or policy listed in Section 3.12(h) of the Company Disclosure Letter requiring the Company or any Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.

(i)    Except as set forth in Section 3.12(i) of the Company Disclosure Letter or as contemplated by the Employment Agreements, neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, or any termination of employment or service (or other event or occurrence) in connection therewith will (i) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of Indebtedness with respect to any such persons; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits except as required under Section 411(d)(3) of the Code or Section 2.3(b).

(j)    No amounts payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(k)    None of the Company, any of its Subsidiaries or any ERISA Affiliate of the Company has used the services or workers provided by third Person contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of material penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation, and no such individuals are entitled to any benefits under any Benefit Plan that they have been improperly denied by reason of their misclassification as independent contractors.

(l)    All Taxes required to be withheld, collected, deposited, paid or reported in connection with the acceleration, vesting and settlement of the Company RSU Awards pursuant to Section 2.3(b) have been, or prior to the Effective Time will be, duly and timely withheld, collected, deposited, paid and reported in accordance with applicable Law, and all employer-side employment, payroll and similar Taxes arising from such acceleration, vesting and settlement have been, or prior to the Effective Time will be, duly and timely paid or properly accrued in accordance with applicable Law and GAAP.

Section 3.13    Labor Matters.

(a)    Section 3.13(a) of the Company Disclosure Letter contains a true, complete and correct list of all persons who are employees of the Company or any Subsidiary, or independent contractors or consultants regularly engaged in the business or operations of the Company or any Subsidiary, as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) the current amount of accrued vacation or other paid time off; (vii) exempt or non-exempt classification under the Fair Labor Standards Act or any equivalent Laws of any jurisdiction; (viii) eligibility to receive severance benefits; (ix) visa/immigration status; and (x) principal work location.

(b)    Except as set forth on Section 3.13(b) of the Company Disclosure Letter, (i) there is no labor strike, dispute, organized slowdown, stoppage or lockout pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor has there been any such action or event during the three years prior to the date of this Agreement; (ii) neither the Company nor any of its Subsidiaries is a party to, bound by or in the process of negotiating any labor, collective bargaining, works council or similar agreement (each, a “Labor Agreement”); (iii) to the Knowledge of the Company, as of the date hereof, there are no unfair labor practices, arbitrations, suits, claims, actions, charges, litigations or other Proceedings or material grievances relating to any current or former employee or consultant of the Company or any of its Subsidiaries (relating to their services for or relationship with the Company or its Subsidiaries); and (iv) as of the date hereof, none of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council, employee representative group or similar organization (whether in or outside the United States) with respect to their employment with the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are not, as of the date hereof, any union organizing activities, either by or on behalf of any employee or union or similar labor organization with respect to employees of the Company or any of its Subsidiaries. There is no labor union, work council, employee representative group or similar organization which, pursuant to applicable Law or any governing agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the Merger.

(c)    The Company and its Subsidiaries are, and since January 1, 2023, have been, in compliance, in all material respects, with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, disability rights, affirmative action, terms and conditions of employment, immigration (including proper completion and retention of Forms I-9 for all employees and/or leased employees and any applicable mandatory E-Verify requirements), wages, hours (including overtime and minimum wage requirements), employment Taxes (including the payment and withholding of U.S. social security and similar Taxes), compensation, workers’ compensation, unemployment insurance, classification of employees, independent contractors, employee leaves of absence, data protection, privacy, occupational safety and health, mass layoffs and plant closings. Neither the Company nor any of its Subsidiaries has (i) taken any action within the past three (3) years requiring notice to employees or any other obligations under the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law or (ii) incurred any liability or obligations under the WARN Act or any similar state, local or foreign Law that remains unsatisfied.

(d)    To the Knowledge of the Company, no executive officer or other key employee of the Company or any of its Subsidiaries (i) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person in conflict with the present and proposed business activities of the Company and its Subsidiaries, except agreements between the Company or any Subsidiary of the Company; or (ii) as of the date hereof, is in violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or any of its Subsidiaries or the use of trade secrets and proprietary information.

(e)    To the Knowledge of the Company, all employees, workers, independent contractors, consultants and other persons engaged by the Company or its Subsidiaries are authorized to work in the jurisdiction in which they are working and have appropriate documentation demonstrating such authorization. Every Person who requires a visa, employment pass or other required permit to work in the jurisdiction in which he/she is working has produced a current employment pass or such other required permit to the Company or its applicable Subsidiary and possesses all necessary permission to remain in such jurisdiction and perform services in such jurisdiction, in each case, except for non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f)    None of the Company or its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its Subsidiaries that involves allegations relating to sexual harassment by either (i) an executive officer of the Company or its Subsidiaries or (ii) a key employee of the Company or its Subsidiaries.  In the last five (5) years, to the Knowledge of the Company, no allegations of sexual harassment have been made against (x) an executive officer of the Company or its Subsidiaries or (y) a key employee of the Company or its Subsidiaries.

(g)    No executive officer of the Company has notified the Company or any of its Subsidiaries in writing of his or her intent to (i) terminate his or her employment or service with the Company or any of its Subsidiaries, (ii) terminate his or her employment or service upon the consummation of the transactions contemplated by this Agreement, or (iii) demand additional compensation in connection with, or upon the consummation of, the transactions contemplated by this Agreement (other than pursuant to the Employment Agreements and the arrangements contemplated thereby).

Section 3.14    Taxes.

(a)    The Company and each of its Subsidiaries have (i) duly and timely filed or caused to be duly and timely filed all income and other material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns). Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any income of other material Tax Return (other than automatically granted extensions of time to file Tax Returns obtained in the ordinary course of business).

(b)    The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto).

(c)    There are no pending, ongoing or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of material Taxes of or with respect to the Company or any of its Subsidiaries, which have not been fully paid, settled or withdrawn. No deficiencies for a material amount of Taxes have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any Governmental Authority that have not been fully paid, settled or withdrawn. None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment, deficiency or collection, which waiver or extension currently remains in effect. Neither the Company nor any of its Subsidiaries have received within the past three years a written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction. No power of attorney that would be in force after the Closing Date has been granted by the Company or any of its Subsidiaries with respect to Taxes.

(d)    All material Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid to the proper Governmental Authority or other proper Person or properly set aside in accounts for this purpose, and the Company and each Subsidiary has complied in all material respects with all information reporting and withholding (including backup withholding) provisions of applicable Law.

(e)    The Company has made available to Parent true, complete and correct copies of all (i) federal income Tax Returns of the Company and its Subsidiaries, (ii) state income Tax Returns of the Company and its Subsidiaries and (iii) examination reports and statements of deficiencies in respect of Taxes assessed against or agreed to by the Company or any of its Subsidiaries, in each case, filed or received since December 31, 2022.

(f)    There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements that could reasonably be expected to materially affect liabilities for Taxes of the Company or any of its Subsidiaries for any period after the Effective Time.

(g)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.

(h)    None of the Company or any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is or was the Company), and none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract, or otherwise.

(i)    None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or similar arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes).

(j)    There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes that are not yet due and delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(k)    None of the Company or any of its Subsidiaries has participated in or been a party to or promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b) or any similar transaction requiring disclosure under a corresponding provision of state, local or foreign Law.

(l)    Within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(m)    The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. All related party transactions involving the Company or any of its Subsidiaries are and have been, in all material respects, at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or foreign Law.

(n)    Section 3.14(n) of the Company Disclosure Letter sets forth all foreign, state and local jurisdictions in which the Company and any of its Subsidiaries are or have been subject to Tax and each type of Tax payable in such jurisdiction during the current and three (3) previous taxable years.

(o)    None of the Company or any of its Subsidiaries has been or will be required to include any amounts in income pursuant to Section 965 of the Code, or has made an election pursuant to Section 965(h) of the Code.

(p)    Neither the Company nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(q)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r)     The Company and each of its Subsidiaries is, and has been at all times since September 15, 2023, treated as a C corporation for U.S. federal income tax purposes. Since September 15, 2023, the Company has filed a consolidated Tax Return with its Subsidiaries as a U.S. consolidated group of which the Company is the parent.

Section 3.15    Material Contracts.

(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Company Material Contract, a true and complete copy of each of which has been made available to Parent. For purposes of this Agreement, “Company Material Contract” means any Contract that is in effect to which the Company or any of its Subsidiaries is a party or to or by which any asset or property of the Company or any of its Subsidiaries is bound or affected, except for this Agreement, that:

(i)    except for purchase orders or invoices in the ordinary course of business, is a Contract with a supplier or customer involving more than $150,000 in the past twelve (12) months or expected to involve more than $150,000 within twelve (12) months of the date of this Agreement;

(ii)    constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(iii)    is a joint venture, alliance, partnership, shareholder, development or similar Contract;

(iv)    is an agency, broker, sales, marketing, commission, distribution, sales representative, franchise, agency, advertising or similar Contract involving more than $150,000 in the past twelve (12) months or expected to involve more than $150,000 within twelve (12) months of the date of this Agreement;

(v)    is a Contract (other than those solely between or among the Company and any of its wholly owned Subsidiaries) relating to Indebtedness of the Company or any of its Subsidiaries (whether outstanding or as may be incurred) in excess of $100,000;

(vi)    is a Contract (other than those solely between or among the Company and any of its wholly owned Subsidiaries) relating to Indebtedness of a third Person owed to the Company or any of its Subsidiaries;

(vii)    creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $150,000, or creates or would create a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, or restricts the payment of dividends;

(viii)    is a Contract under which the Company or any of its Subsidiaries has granted any Person registration rights (including demand and piggy-back registration rights);

(ix)    is a Contract that obligates the Company or any of its Subsidiaries to conduct any business on an exclusive basis with any third Person, or upon consummation of the Merger, will obligate Parent or any of its Subsidiaries to conduct business with any third Person on an exclusive basis;

(x)    is a Contract with any Governmental Authority exceeding $150,000;

(xi)    other than conditions of commercial cannabis activities related to land use, is a non-competition or non-solicitation Contract or any other Contract that limits, restricts or prohibits, or purports to limit, restrict or prohibit, individually or in the aggregate, (A) the manner or the localities in which any business of the Company and its Subsidiaries is or could be conducted or (B) the lines or types of businesses that the Company or any of its Subsidiaries conducts or has a right to conduct;

(xii)    is a Contract relating to the acquisition or disposition of any Person, business or operations or assets constituting a business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into within the past five (5) years (including any such Contract under which contemplated transactions were consummated but under which one or more of the parties thereto has executory indemnification, earn-out or other liabilities);

(xiii)    is an Intellectual Property Agreement;

(xiv)    is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xv)    is a “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any of its Subsidiaries from an exclusive source, or that contain “take or pay” provisions;

(xvi)    is a Contract addressing the employment of any individual with the Company or any of its Subsidiaries with base compensation or payments in excess of $200,000 per annum that is not terminable (without penalty) upon notice of thirty (30) days or less;

(xvii)    is a Contract providing for the retention, engagement or termination of any temporary agency employee, consultant or other independent contractor of the Company or any of its Subsidiaries with payments in excess of $25,000 per annum that is not terminable (without penalty) upon notice of thirty (30) days or less;

(xviii)    is a Labor Agreement;

(xix)    is a Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any of its Subsidiaries, in each case, in excess of $10,000 individually, other than in the ordinary course of business;

(xx)    all Contracts that provide for the indemnification by the Company or any of its Subsidiaries of any Person, other than Contracts entered into in the ordinary course of business the primary purpose of which is not to provide for the indemnification by the Company or any of its Subsidiaries of any Person, or the assumption of any Tax, environmental or other liability of any Person;

(xxi)    except for purchase orders or invoices in the ordinary course of business, all Contracts with dispensaries or other potential customers for future supply of cannabis and related products to such Persons, containing covenants to supply such Persons with cannabis or related products in an amount in excess of $150,000; or

(xxii)    is a Contract which provides for termination, acceleration of payment or any other special rights or obligations upon the occurrence of a change of control in the Company or any of its Subsidiaries.

(b)    None of the Company or any of its Subsidiaries is in material breach of or material default (or, with the giving of notice or lapse of time or both, would be in material default) under the terms of, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party. As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default (or, with the giving of notice or lapse of time or both, would be in material default) under the terms of, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract. Each Company Material Contract is (A) a valid and binding obligation of the Company or any of its Subsidiaries that are a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (B) in full force and effect, except to the extent any such Company Material Contract expires by its terms or is terminated in accordance with its terms in the ordinary course of business in compliance with Section 5.1.

(c)    No (i) current or former officer or director of the Company; (ii) beneficial owner of five percent (5%) or more of any voting Securities of the Company; or (iii) “affiliate” or “associate” of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of its Subsidiaries, which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act and that has not been so disclosed in the Company Securities Filings.

Section 3.16    Intellectual Property.

(a)    Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all (i) Company Registered IP and (ii) unregistered Trademarks that is material to the operation of the businesses of the Company or any of its Subsidiaries, taken as a whole. For each item of Company Registered IP, Section 3.16(a) of the Company Disclosure Letter lists the owner, country(ies) or region, registration and application numbers.

(b)    The Company or one or more of its Subsidiaries owns, or has a valid right to use, all Company Intellectual Property. The Company Intellectual Property is sufficient as of the Closing for the conduct of the Company’s and its Subsidiaries’ respective businesses as of the Closing. The Surviving Corporation will own or possess sufficient rights to all Company Intellectual Property as of the Closing and immediately following the Closing that are necessary to the operation of the Company’s and its Subsidiaries’ respective businesses, as conducted as of the Closing by the Company and its Subsidiaries, as applicable.

(c)    With respect to Company Owned IP, the Company or one of its Subsidiaries is the sole and exclusive owner of each item free and clear of all Liens other than Permitted Liens. With respect to Company Registered IP, (a) the Company and its Subsidiaries have taken commercially reasonable actions to maintain each such item; and (b) each item is registered in the name of the Company or one or more of its Subsidiaries.

(d)    The Company and its Subsidiaries have not knowingly made any material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Company Registered IP. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP.

(e)    To the Knowledge of the Company, none of the activities or business previously or currently conducted by the Company or any of its Subsidiaries on or before the Closing Date infringes, misappropriates or otherwise violates any valid and enforceable Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries is subject to any judgment that materially restricts or impairs the use of any Company Intellectual Property.

(f)    Except as set forth in Section 3.16(f) of the Company Disclosure Letter, there is not now and has not been at any time since January 1, 2023, a Proceeding by any Person or pending or, to the Knowledge of the Company, threatened claim in writing asserting the alleged infringement, misappropriation or violation of any Intellectual Property of any Person by the Company or any of its Subsidiaries, or contesting the validity, ownership, enforceability or right of the Company or any of its Subsidiaries to exercise any Company Owned IP, including in the nature of being offered a license or covenant not to sue, and to the Knowledge of the Company, there is no basis for any such Proceeding with respect to valid and enforceable Intellectual Property of any third Person. Except as set forth in Section 3.16(f) of the Company Disclosure Letter, since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice of any pending conflict with, or infringement, misappropriation or violation of the rights of any Person with respect to any Intellectual Property or with respect to any license of the Company Intellectual Property, or challenging the validity, ownership, enforceability, or right of the Company or any of its Subsidiaries to use any of the Company Intellectual Property.

(g)    Except as set forth in Section 3.16(g) of the Company Disclosure Letter, neither the Company nor its Subsidiaries has asserted rights in any of the Company Intellectual Property against any Person in any Proceeding, including in the nature of offering a license or covenant not to sue.

(h)    The Company and each of its Subsidiaries have at all times since January 1, 2023 taken reasonable measures to protect and preserve the confidentiality of all material confidential information and Trade Secrets that are Company Owned IP, or any Trade Secrets disclosed to the Company or its Subsidiaries for which the Company or any of its Subsidiaries had or has an obligation of secrecy, against unauthorized access, disclosure, use, modification or other misuse. To the Knowledge of the Company, there has been no material unauthorized access, disclosure or use of any material Trade Secrets that are Company Owned IP.

(i)    The Company and its Subsidiaries have secured from all of their employees and consultants who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Owned IP, unencumbered and unrestricted exclusive ownership of all such employee’s or consultant’s, as applicable, Intellectual Property in such contribution that the Company or its Subsidiaries does not already own by operation of Law and such employee or consultant, as applicable, has not retained any rights or licenses with respect thereto. Without limiting the foregoing, except in cases where the Company does not already own Company Owned IP by operation of Law, the Company and each of its Subsidiaries have obtained proprietary information and assignment Contracts from all current and former employees and consultants who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Owned IP, and those Contracts assign and require any assignment to the Company or one or more of its Subsidiaries all right, title and interest in and to Intellectual Property developed by such employees and consultants in their capacity as employee or consultant, as applicable.

(j)    No item of Company Registered IP has been held to be invalid or unenforceable in a court decision that is unappealed or unappealable by the Company. The Company Owned IP is valid, subsisting (or in the case of applications, applied for) and enforceable.

(k)    Except as otherwise set forth in Section 3.16(k) of the Company Disclosure Letter, the Company and each of its Subsidiaries have at all times been in compliance in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements relating to privacy, data protection and concerning the collection and use of Personal Information to which the Company and any of its Subsidiaries have collected, for use in the conduct of its business. Since January 1, 2023, the privacy policies and procedures of the Company and each of its Subsidiaries, and any other terms, notices, descriptions, disclosures, or statements regarding the Company and each of its Subsidiaries’ collection, retention, use, Processing, storage, transfer, disclosure and distribution of Personal Information from individuals by the Company and any of its Subsidiaries and their respective agents (the “Privacy and Data Security Policies”) are published or otherwise made available in connection with any of the Company and its Subsidiaries’ products to the extent required by applicable Privacy Law.

(l)    Since January 1, 2023, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has (i) experienced any data breach or other security incident involving Personal Information in its possession or control, or Personal Information held or Processed by any vendor, processor or other third party for or on behalf of the Company and any of its Subsidiaries (such security incident, the “Security Incident”) or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other action by any Governmental Authority or other Person concerning the Company, any of its Subsidiaries, or their agent’s collection, use, processing, storage, transfer, or protection of Personal Information or violation of any applicable Law concerning privacy, data security, or data breach notification in connection with the business.

(m)    No disclosure or representation made or contained in the Privacy and Data Security Policies has been inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any omission or implication) in any material respects and, with respect to the Processing of Personal Information, the practices of the Company and each of its Subsidiaries materially conform, and at all times have materially conformed, to the Privacy and Data Security Policies that govern the use of such Personal Information.

(n)    The Company and each of its Subsidiaries have data processing agreements in place with all Affiliates, vendors, processors, service providers, or other Persons whose relationship with the Company and each of its Subsidiaries involves the Processing of Personal Information on behalf of the Company and each of its Subsidiaries, to the extent required by any Privacy Law.

(o)    The Company and any of its Subsidiaries have periodically monitored all vendors, processors, or other third parties that Process any Personal Information or payment card data for or on the behalf of the Company and any of its Subsidiaries, and have used commercially reasonable standards, plans, procedures, controls and programs to (i) identify and address internal and external risks to the privacy and security of the Company and its Subsidiaries’ IT systems and Personal Information in their possession or control, (ii) implement, monitor and improve commercially reasonable administrative, technical and physical safeguards to protect such Company and its Subsidiaries’ IT systems and Personal Information and the material operation, integrity, confidentiality, availability, and security of their software, systems, applications and websites, and (iii) provide required notifications in compliance with the Privacy Laws in the case of any Security Incident. Such security measures are consistent with and have conformed to Privacy Law and any contractual commitments of the Company and its Subsidiaries relating to security.

(p)    The Company and its Subsidiaries do not (A) use AI Technologies that are materially necessary for the internal operations of the Company and its Subsidiaries, (B) distribute or otherwise make available AI Technologies to customers or other Persons for any purpose other than in the ordinary course of the Company and its Subsidiaries’ business, (C) offer different prices or quality of goods or services to end consumers through any product or service where such price or quality differences are determined by Personal Information about the end consumer, or (D) permit any Personal Information associated with the Company, its Subsidiaries or their customers (including deidentified data) to be used as Training Data by any other Person. AI Technologies have not been used in the creation of any material Company Intellectual Property.

(q)    The execution, delivery or performance of this Agreement and the consummation of any of the transactions contemplated by this Agreement do not and will not (i) violate the Privacy and Data Security Policies, (ii) violate any of the Privacy Laws, or (iii) require the consent of or notice to any Person concerning Personal Information.

(r)    The consummation of the Merger and any of the other transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiaries’ right to own the Company Owned IP as owned by the Company.

(s)    There are no settlements, forbearances to sue, consents, Orders or similar obligations to which the Company or any of its Subsidiaries is a party or is subject that (i) restrict the Company’s or any of its Subsidiaries’ rights to use, enjoy or exploit any material Company Owned IP; (ii) materially restrict the Company’s or any of its Subsidiaries’ business in order to accommodate a third Person’s Intellectual Property; or (iii) permit third Persons to use any material Company Owned IP.

(t)    Other than in connection with the sale of products in the ordinary course of business consistent with past practice or with respect to any Company Owned IP licensed to a third Person, neither the Company nor any of its Subsidiaries has entered into any contractual obligation requiring it to indemnify any other Person against infringement or other violation of any Intellectual Property of any third Person, nor has the Company or any of its Subsidiaries entered into any contractual obligations requiring the Company or one of its Subsidiaries to grant any Person the right to bring infringement actions or otherwise enforce rights with respect to the Company Owned IP.

(u)    To the Knowledge of the Company, since January 1, 2023, no current or former employee or consultant of the Company or any of its Subsidiaries (i) is in violation of any (A) term or covenant of any contractual or other obligation to the Company or any of its Subsidiaries relating to non-disclosure or non-competition, or (B) any applicable material non-disclosure obligation or restrictive covenant obligation for the benefit of any former employer of such employee or consultant, by virtue of such employee or consultant being employed by or performing services for the Company or any of its Subsidiaries, or using Trade Secrets or proprietary information of such former employer for the benefit of the Company or any of its Subsidiaries, or (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any agreement under which such employee or consultant has assigned or otherwise granted to any third Person any rights (including Intellectual Property rights) in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of the Company, the Company and each of its Subsidiaries has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential information and Trade Secrets included in Company Intellectual Property. To the Knowledge of the Company, all disclosures by the Company or any of its Subsidiaries to a third Person of material Company-owned confidential information and Trade Secrets, or confidential information and Trade Secrets as to which the Company or any of its Subsidiaries had or has an obligation of secrecy, have been pursuant to the terms of a written contractual obligation between the Company or its applicable Subsidiaries and such third Person.

(v)    With regard to proprietary Software consisting of Company Owned IP that is used by the Company or any of its Subsidiaries, or is proposed for use by the Company or any of its Subsidiaries: (i) neither the Company nor any of its Subsidiaries has assigned, delivered, licensed or made available, and, to the Company’s Knowledge, does not have any obligation to assign, deliver, license or make available, the source code for any such Software to any third Person, including any escrow agent or similar Person; (ii) neither the Company nor any of its Subsidiaries has experienced any material defects or disruptions in such Software, including any material error or omission in the processing of any transactions that have not been corrected; and (iii) to the Company’s Knowledge, no such Software (A) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, or (B) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public. During the three (3) years prior to the date hereof, (A) to the Knowledge of the Company, there have been no material security breaches in the Company’s or any of its Subsidiaries’ information technology systems and (B) there have been no disruptions in the Company’s or any of its Subsidiaries’ information technology systems that materially adversely affected the Company’s or any of its Subsidiaries’ business or operations. The Company has used commercially reasonable efforts to evaluate the disaster recovery and backup needs of the Company and its Subsidiaries and has implemented plans and systems that are reasonably designed to address its assessment risk.

(w)    No issued Patents or pending patent applications that are Company Registered IP are involved in any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, or other post-grant proceeding. No Trademark that is Company Owned IP is involved in any opposition, invalidation, cancellation, or other administrative proceeding. Neither the Company nor any of its Subsidiaries is undertaking any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, invalidation, cancellation, or other administrative proceeding with respect to Intellectual Property of any third Person.

(x)    No material Company Registered IP is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for or otherwise material to the conduct of the Company’s and any of its Subsidiaries’ businesses as currently conducted.

Section 3.17    Real and Personal Property.

(a)    Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list, by street address, of all real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”).

(b)    Section 3.17(b)(i) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement of each lease, sublease, license or similar use and occupancy Contract (including any amendments, extensions and modifications thereto, each, a “Lease”) pursuant to which the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies any real property from any other Person (whether as a tenant, subtenant or pursuant to other occupancy arrangements) (collectively, the “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”). The Company has made available to Parent a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on Section 3.17(b)(ii) of the Company Disclosure Letter, the Company Real Property set forth in the Company Disclosure Letter comprises all of the real property used in, intended to be used in, or otherwise related to, the business conducted by the Company or any of its Subsidiaries.

(c)    The Company and its Subsidiaries have good and marketable indefeasible fee simple title to, or valid leasehold interests in, all of their respective properties and assets, free and clear of all Liens, except for Permitted Liens. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all of the Leases for any Company Leased Real Property in all material respects.

(d)    Each Lease for any Company Leased Real Property is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto.

(e)    As of the date hereof, none of the Company or any of its Subsidiaries has received any communication from, or given any communication to, any other party to a Lease for any Company Leased Real Property or any lender, alleging that the Company, any of its Subsidiaries or such other party, as the case may be, is in default under such Lease, and to the Knowledge of the Company, no other counterparty is in default under such Lease. Except as set forth on Section 3.17(e) of the Company Disclosure Letter, no event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under a Lease by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any counterparty under such Lease.

(f)    Except as set forth on Section 3.17(e) of the Company Disclosure Letter, no Person, other than the Company or a Subsidiary of the Company, possesses, uses or occupies all or any portion of any Company Real Property. There are no outstanding options or rights of first refusal to purchase the Company Owned Real Property. Neither the Company nor any Subsidiary of the Company is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein. There are no pending or, to the Knowledge of the Company, threatened Proceedings to take all or any portion of the Company Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

Section 3.18    Environmental.

(a)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(i)    the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Company Permits required for their operations under applicable Environmental Laws;

(ii)    (A) there is no pending or, to the Knowledge of the Company, threatened Proceeding pursuant to or relating to any Environmental Law against the Company or any of its Subsidiaries, (B) none of the Company or any of its Subsidiaries has received written notice or a request for information from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in actual or potential violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved, and (C) none of the Company or any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law;

(iii)    there have been no Releases of Hazardous Materials at, on, under or from any location that have resulted in or are reasonably likely to result in an obligation by the Company or any of its Subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise have resulted in or are reasonably likely to result in liability to the Company or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Releases; and

(iv)    neither the Company nor any of its Subsidiaries has entered into any written agreement or incurred any legal obligation that may require it to pay to, reimburse, or indemnify any other Person from or against liabilities or costs arising in connection with or pursuant to Environmental Law, or relating to the generation, manufacture, use, transportation or disposal of or exposure to Hazardous Materials.

(b)    The Company has delivered or otherwise made available for inspection to Parent copies of any reports, investigations, audits, assessments (including Phase I or II environmental site assessments), studies or other material documents in the possession of or reasonably available to the Company or any of its Subsidiaries pertaining to: (i) any unresolved claims arising under or related to any Environmental Law; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.19    Suppliers. Section 3.19 of the Company Disclosure Letter sets forth, with respect to the Company and its Subsidiaries, (i) the top 20 suppliers of cannabis and cannabis products to whom the Company or such Subsidiary has paid consideration for the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.19 of the Company Disclosure Letter, no Material Supplier has ceased, and neither the Company nor any Subsidiary has received any notice that any Material Supplier intends to cease after the Closing, and the Company has no Knowledge of such intent to cease, to supply goods or services to the Company or such Subsidiary, as applicable, or to otherwise terminate or materially reduce its relationship with the Company or such Subsidiary, as applicable.

Section 3.20    Condition and Sufficiency of Assets. Except as set forth on Section 3.20 of the Company Disclosure Letter, to the Knowledge of the Company, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary course maintenance and repairs. The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property are sufficient in all material respects for the continued conduct of the business of the Company and its Subsidiaries, taken as a whole, in substantially the same manner as such business was conducted prior to the Closing. The property and assets reflected in the Company Balance Sheet, or acquired after the Company Balance Sheet Date, constitute all of the property and assets presently used by the Company or its Subsidiaries to conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted in all material respects.

Section 3.21    Foreign Corrupt Practices Act; Anti-Corruption.

(a)    Since January 1, 2023, none of the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the Knowledge of the Company, any Representative acting on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees, has directly or indirectly made, offered to make, or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law, rule or regulation relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”).

(b)    Neither the Company, nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ respective Representatives acting on behalf of the Company or any of its Subsidiaries (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, any political party or official thereof or any candidate for political office, (ii) has received any notice or other communication (in writing or otherwise) from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding allegations of potential violation of the Anti-Corruption Laws.

(c)    The Company and its Subsidiaries maintain a system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.

Section 3.22    Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected in the Company Balance Sheet: (a) consists of a quality and quantity usable or salable consistent with good and accepted practices in the cannabis industry and in the ordinary course of business, except for spoiled, obsolete, damaged, contaminated, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, which damaged or otherwise unsaleable items have been properly documented and reported to the applicable Governmental Authority to the extent required under state Laws, (b) except as set forth in Section 3.22(b) of the Company Disclosure Letter, to the Knowledge of the Company, is of a quantity usable or saleable consistent with good and accepted practices in the cannabis industry and in the ordinary course of business, (c) was cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Laws, and (d) does not contain any prohibited pesticides, contaminants or any other substance at levels or tolerances or in amounts prohibited by applicable Laws. Other than such inventory sold or otherwise disposed of in the ordinary course of business, all such inventory is owned by the Company or applicable Subsidiary free and clear of all Liens, other than Permitted Liens, and no such inventory is held on a consignment basis.

Section 3.23    Accounts Receivable. Except as set forth in Section 3.23 of the Company Disclosure Letter, the accounts receivable reflected on the Company Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or applicable Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business; and (b) constitute only valid, undisputed claims of the Company or the applicable Subsidiary not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the ordinary course of business. The reserve for bad debts shown on the Company Balance Sheet on the accounting records of the Company and its Subsidiaries have been determined in accordance with GAAP applied on a consistent basis during the periods involved, and, with respect to accounts receivable arising after the Company Balance Sheet Date have been determined in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, both consistently applied, and both subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.24    Insurance. Section 3.24 of the Company Disclosure Letter lists all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under all material insurance policies of the Company and each of its Subsidiaries, and all such insurance policies are in full force and effect. As of the date of this Agreement, none of the Company or any of its Subsidiaries has received (a) written notice that they are in default with respect to any obligations under such policies or (b) written notice of cancellation or termination with respect to any such existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such existing material insurance policy.

Section 3.25    Takeover Statutes. The Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (including Sections 78.411–78.444 of the NRS) inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.26    Brokers. No investment banker, broker, finder or other intermediary (other than ATB Capital Markets, the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. True and complete copies of all Contracts between the Company (and its Subsidiaries) and ATB Capital Markets have been delivered to Parent prior to the date of this Agreement.

Section 3.27    Opinion of Financial Advisors. The Special Committee has received the opinion of ATB Capital Markets, financial advisor to the Special Committee, as to the fairness of the Merger Consideration, from a financial point of view, to the unaffiliated stockholders of Company Common Stock. Promptly, and in no event later than twenty-four (24) hours following the execution of this Agreement, the Company shall provide a copy of such opinion to Parent for informational purposes.

Section 3.28    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Letter), neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or their Affiliates or Representatives in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company acknowledges and agrees that except for the representations and warranties expressly set forth in Article IV, (a) none of Parent, Merger Sub or any of their respective Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV and (b) no Person other than Parent and Merger Sub has been authorized by Parent, Merger Sub or any of their respective Subsidiaries, as applicable, to make any representation or warranty relating to Parent, Merger Sub or any of their respective Subsidiaries or the business of any of Parent, Merger Sub or any of their respective Subsidiaries or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the particular section or subsection of the Parent Disclosure Letter expressly referenced therein (it being understood and agreed that any disclosure set forth in one section or subsection of the Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of such disclosure) or (ii) other than with respect to Section 4.1, Section 4.2, Section 4.3, and Section 4.4, as disclosed in the Parent Securities Filings filed with (or furnished to) the Securities Regulators by Parent on or after December 31, 2023, and at least three (3) Business Days prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on EDGAR and SEDAR+, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1    Organization; Qualification. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its respective incorporation and has the requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent’s Notice of Articles and Articles have been filed on EDGAR and SEDAR+ and are in full force and effect, and Parent is not in violation of any of the provisions thereof.

Section 4.2    Capitalization; Subsidiaries.

(a)    As of the close of business on the Capitalization Date, the issued and outstanding share capital of Parent consists of (i) 48,537,449 Parent Shares, (ii) 7,718 Parent Multiple Voting Shares, and (iii) nil super voting shares. In addition, as of the close of business on the Capitalization Date, an aggregate of 1,091,448 Parent Shares are issuable upon the exercise of outstanding equity award options (the “Parent Options”), 3,183,465 Parent Shares are issuable upon the exercise of outstanding warrants to purchase Parent Shares, outstanding Parent RSU Awards representing 2,098,160 Parent Shares, and outstanding convertible debt convertible into 1,249,075 Parent Shares. There are no other classes of capital stock of Parent and no bonds, debentures, notes or other Indebtedness or Securities of Parent having the right to vote (or convertible into or exercisable for Securities having the right to vote) on any matters on which holders of capital stock of Parent may vote issued or outstanding.

(b)    The Parent Shares issuable pursuant to this Agreement will, when issued, (i) be duly authorized, validly issued, fully paid and non-assessable; (ii) not be subject to any preemptive rights created by statute, the Parent Organizational Documents, or any agreement to which Parent is a party; (iii) be free of any Liens created by Parent in respect thereof; and (iv) be issued in compliance with applicable Laws, including pursuant to exemptions from the prospectus requirements under applicable Canadian Securities Laws and the registration requirements under the Securities Act.

(c)    All dividends or distributions on any Securities of Parent that have been declared or authorized prior to the date of this Agreement have been paid in full.

Section 4.3    Authority Relative to Agreement. Each of Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all requisite corporate action by Parent and Merger Sub, and (except for the filing of the Articles of Merger with the Nevada Secretary of State) no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 4.4    No Conflict; Required Filings and Consents.

(a)    Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.4(b)(i) through Section 4.4(b)(v) below (and those matters set forth on Section 5.4(d) of the Parent Disclosure Letter) have been obtained, made, or completed, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii), that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the Securities Regulators under the applicable Securities Laws, (ii) the filing of the Articles of Merger with the Nevada Secretary of State, (iii) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the CSE, including as applicable the CSE Approval, (v) receipt of notices and approvals required by the Parent Cannabis Laws and the Company Cannabis Laws, and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Except as set forth on Section 5.4(d) of the Parent Disclosure Letter, to the Knowledge of Parent, there are no facts or circumstances related to Parent or any of its Subsidiaries, or their respective owners, officers, directors or managers, that would reasonably be expected to: (i) prevent, disqualify or materially delay the receipt of any Cannabis Consent required in connection with the transactions contemplated by this Agreement, including without limitation, any required for a License Transfer, or (ii) cause any State Cannabis Authority to impose, as a condition of granting any such Cannabis Consent, any term, condition or restriction upon Parent or its Subsidiaries (or the Company or any of its Subsidiaries) following the Closing that would, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, including after Closing, the Company and its Subsidiaries, under the Company Cannabis Laws.

Section 4.5    Parent Securities Filings; Financial Statements.

(a)    Since January 1, 2023, Parent has timely filed with (or furnished to) the Securities Regulators all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the Securities Laws, including filings made on EDGAR and SEDAR+ (collectively, the “Parent Securities Filings”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment (or in the case of Parent Securities Filings that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), each Parent Securities Filing complied in all material respects with the applicable requirements of the Securities Laws, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent Securities Filing filed pursuant to the Exchange Act or applicable Canadian Securities Laws did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent Securities Filing that is a registration statement or prospectus, as amended or supplemented, if applicable, filed pursuant to the Securities Act or applicable Canadian Securities Laws, as of the date such registration statement or prospectus or amendment became effective or was receipted by the applicable Canadian Securities Regulators prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent with the Securities Regulators solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no amendments or modifications to the Parent Securities Filings that are required to be filed with (or furnished to) the Securities Regulators or posted on EDGAR or SEDAR+, but that have not yet been filed with (or furnished to) the Securities Regulators or posted on EDGAR or SEDAR+. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act or is a reporting issuer in any province or territory of Canada. All of the audited financial statements and unaudited interim financial statements of Parent included in the Parent Securities Filings (i) have been derived from the accounting books and records of Parent and its Subsidiaries; (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the Securities Regulators with respect thereto; (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of Parent, as may be permitted under Form 10-Q of the Exchange Act); and (iv) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of Parent and its consolidated Subsidiaries, as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material).

(b)    As of the date of this Agreement, the Parent Shares are listed and posted for trading on the CSE and OTCQX. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Listing Rules. As of the date of this Agreement, Parent has not received any written notice from the CSE regarding the delisting of Parent Shares from the CSE. Parent is a “reporting issuer” (or the equivalent thereof) under the Securities Laws of the provinces of Alberta, Ontario and British Columbia and is not on the list of reporting issuers in default under applicable Securities Laws, nor has any Canadian Securities Regulator issued any order or taken any other action preventing, suspending or otherwise limiting the trading in Parent Shares or threatening to do the same, nor are there any Proceedings pending, or to the Knowledge of Parent, threatened, to do the same or to revoke or terminate Parent’s reporting issuer status in any such province.

(c)    Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act or under applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities Regulators, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(d)    As of the date of this Agreement, there are no Proceedings before a Securities Regulator pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director or executive officer of Parent or any of its Subsidiaries. There is no cease trade order, management cease trade order, or similar order or any Proceeding pending or, to the Knowledge of Parent, threatened against Parent or affecting any of its securities by any Securities Regulator. Since January 1, 2023, through the date of this Agreement, there have been no internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of Parent or any of its Subsidiaries or Parent’s board of directors, any board of directors of any of its Subsidiaries or any committee of Parent’s board of directors or any board of directors of any of its Subsidiaries.

(e)    To the Knowledge of Parent, as at the date hereof, no “related party” of Parent (within the meaning of MI 61-101) is a party to, or has a material interest in, the transactions contemplated by this Agreement.

Section 4.6    Absence of Parent Material Adverse Effect. Since December 31, 2025 through the date of this Agreement, (i) Parent has not suffered a Parent Material Adverse Effect, (ii) there has been no effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would have constituted a breach of Section 5.2.

Section 4.7    No Undisclosed Liabilities. Except for liabilities or obligations (a) as specifically reflected or reserved against in Parent’s consolidated balance sheet as of March 31, 2026 (the “Parent Balance Sheet Date”) included in Parent’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2026, (b) incurred in the ordinary course of business since the Parent Balance Sheet Date, or (c) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of Parent (or the notes thereto) in accordance with GAAP.

Section 4.8    Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in each case of clauses (a) and (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9    Compliance With Laws. Parent and its Subsidiaries are and have been since January 1, 2023, in compliance with all Laws (other than Federal Cannabis Laws) applicable to them or their business, properties or assets except where any failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10    Information Supplied.

(a)    None of the information supplied or to be supplied by or on behalf of Parent and its Subsidiaries specially for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)    None of the information supplied or to be supplied by or on behalf of Parent and its Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting.

(c)    Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made by Parent in this Section 4.10 with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or its Subsidiaries, or that was not supplied by or on behalf of Parent or its Subsidiaries.

Section 4.11    Brokers. No investment banker, broker, finder or other intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.12    Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly owned by Parent. Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.13    Tax Matters.

(a)    Parent is treated as a domestic U.S. corporation for U.S. federal income tax purposes as a result of being an inverted corporation pursuant to Section 7874 of the Code.

(b)    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14    No Parent Vote Required. No vote of holders of securities of Parent is required in connection with the consummation by Parent of the transactions contemplated by this Agreement.

Section 4.15    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Parent Disclosure Letter), none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided to the Company, its Subsidiaries or their Affiliates or Representatives in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement. Parent and Merger Sub each acknowledges and agrees that except for the representations and warranties expressly set forth in Article III, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article III, (b) no Person other than the Company has been authorized by the Company or any of its Subsidiaries, as applicable, to make any representation or warranty relating to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) except to the extent the subject of any representation or warranty expressly set forth in Article III, any estimates, projections, predictions, data, financial information, memoranda, presentations or other materials or information provided to Parent, Merger Sub or any of their representatives are not, and shall not be deemed to be or include, representations or warranties.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (A) as required by applicable Law, (B) as may be consented to in writing by Parent (provided that, in the case of Sections 5.1(e), 5.1(f), 5.1(h), 5.1(l)(i), 5.1(m)(ii), 5.1(o), 5.1(p), 5.1(r), 5.1(t) and 5.1(w) and, with respect to transactions between the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among direct or indirect wholly owned Subsidiaries of the Company relating to Securities of direct or indirect wholly owned Subsidiaries of the Company, Section 5.1(b) and Section 5.1(c), such consent will not be unreasonably withheld, conditioned or delayed), (C) as may be expressly required or permitted pursuant to this Agreement or (D) as set forth on Section 5.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to use reasonable best efforts to, conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve in all material respects its assets and business organization and maintain in all material respects its existing business relations and goodwill with customers, suppliers, licensors, distributors, Governmental Authorities, independent contractors, employees, and business partners with whom the Company has material business relations, and (y) without limiting the generality of clause (x), the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:

(a)    amend or otherwise change the Articles of Incorporation or the Bylaws (or such similar organizational or governing documents of any Subsidiary of the Company);

(b)    adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend the terms of, the Company’s or any of its Subsidiaries’ Securities, including any options, equity or equity-based compensation, warrants, convertible Securities or other rights of any kind to acquire any of such Securities;

(c)    issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any of its Subsidiaries’ Securities, including any options, equity or equity-based compensation, warrants, convertible Securities or other rights of any kind to acquire such Securities; provided, however, that the Company may issue shares of Company Common Stock or transfer shares for tax and exercise price payments upon the exercise of Company Options or Company Warrants or vesting of Company RSU Awards (including pursuant to Section 2.3(b)) outstanding as of the date of this Agreement in accordance with the respective terms of such Company Options, Company Warrants or Company RSU Awards, as applicable;

(d)    declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any of its Subsidiaries’ Securities;

(e)    (i) establish, adopt, enter into, materially amend or terminate any Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Benefit Plan if it had been in existence on the date of this Agreement (other than offer letters that provide for at-will employment without any severance or change in control benefits); (ii) grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment, or increase the base salary and/or cash bonus opportunity to any director, officer, employee, or consultant of the Company or any Subsidiary, except (A) with respect to employees whose annual base salary/hourly wage rate is less than $200,000, for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice, not to exceed $25,000 individually or $50,000 in the aggregate, (B) except for annual cost of living adjustments for non-executive salaried employees in the ordinary course of business, not to exceed $50,000 individually or $100,000 in the aggregate, (C) in connection with hiring of employees or promotions of existing employees, not to exceed $50,000 individually or $100,000 in the aggregate, (D) changes in the form of compensation paid to an individual, provided that the aggregate compensation paid to such individual does not increase other than as provided in (A), (B) or (C) above, and (E) as required by applicable Law or any Benefit Plan in effect as of the date of this Agreement; (iii) except as required by any Benefit Plan in existence as of the date hereof or adopted in accordance with this Agreement (including pursuant to Section 2.3(b)), accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee, or consultant of the Company or any Subsidiary; (iv) enter into, extend, amend or modify in any material respect, or terminate any employment, severance, termination, change in control, retention, individual consulting or other similar agreement with any current or former director, officer, employee, or consultant of, or individual service provider to, the Company or any of its Subsidiaries (other than offer letters that provide for at-will employment without any severance, retention or change in control benefits for newly hired employees or individual service providers who are hired in the ordinary course of business and consistent with past practice and whose annual base compensation does not exceed $200,000 individually); (v) communicate with the employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless such communication is (A) approved by Parent in advance of such communication or (B) required by applicable Law; or (vi) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(f)    hire, promote or terminate the employment of (other than for cause, death or disability) any employee with annual base compensation exceeding $200,000;

(g)    take any action requiring notice to employees, or triggering any other obligations, under the WARN Act or any similar state, local or foreign Law prior to the Closing;

(h)    waive, release or limit any restrictive covenant of any current or former employee or independent contractor of the Company or any Subsidiary;

(i)    make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment in, any Person (other than wholly owned Subsidiaries of the Company) in excess of $50,000 in the aggregate;

(j)    forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or its Subsidiaries;

(k)    acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any division of any of the foregoing, any equity interest in any of the foregoing, any real property or any interest therein, or all or any material portion of the assets (excluding ordinary course purchases consistent with past practice of inventory), business or properties of any Person;

(l)    (i) sell, pledge, dispose of, transfer, abandon, lease, license (other than any non-exclusive licenses granted in the ordinary course of business consistent with past practice), mortgage, incur any Lien (other than Permitted Liens) (including pursuant to a sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, any real property or any interest therein, properties or rights of the Company or any of its Subsidiaries (including any Cannabis License or Cannabis Establishment) except (x) sales of product inventory in the ordinary course of business and consistent with past practice, or (y) pursuant to agreements in effect prior to the execution of this Agreement (copies of which have been provided to Parent prior to the date hereof), or (ii) enter into any new line of business or create any new Subsidiaries;

(m)    (i) except as expressly required pursuant to the terms thereof, pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or its wholly owned Subsidiaries and solely owed to the Company or its wholly owned Subsidiaries), (ii) cancel any material Indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value, or (iii) fail to pay any Indebtedness, Taxes or other obligations of the Company;

(n)    (i) incur, create, assume or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for any Indebtedness in excess of $250,000, including by the issuance of any debt security, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for any Indebtedness in excess of $250,000 of any Person, including by the issuance of any debt security and the assumption or guarantee of obligations of any Person (or enter into a “keep well” or similar arrangement) or (iii) issue or sell any debt securities of the Company or any of its Subsidiaries, including options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(o)    negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights under, any Company Material Contract, any Contract that would have been a Company Material Contract or a Lease had it been entered into prior to the date of this Agreement or any Lease for any Company Leased Real Property, except, in the case of any Contract of the type described in Sections 3.15(a)(i), 3.15(a)(iv) and 3.15(a)(vii), in the ordinary course of business consistent with past practice; provided, however, that the foregoing exception shall not apply to any Contract that requires or provides for consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated by this Agreement;

(p)    negotiate, amend, modify, extend, enter into or terminate any Labor Agreement, except as required pursuant to an applicable Contract in effect as of the date of this Agreement;

(q)    make any material change to its or any of its Subsidiaries’ methods, policies and procedures of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(r)    make or agree to make capital expenditures exceeding $100,000 individually or $500,000 in the aggregate;

(s)    write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

(t)    agree to, or otherwise commence to, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending Proceeding or insurance claim, except in the ordinary course of business and except for any Proceeding for which the amount in controversy is not greater than $250,000 in the aggregate;

(u)    cancel any material insurance policies, fail to renew any material insurance policies upon expiration, or maintain insurance at less than commercially reasonable levels or otherwise in a manner inconsistent with past practice;

(v)    (i) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person any rights to any Company Owned IP material to the Company and its Subsidiaries, taken as a whole, or (ii) fail to take or maintain reasonable measures to protect the confidentiality and value of material Trade Secrets included in the Company Owned IP;

(w)    except as required by applicable Law (i) make (other than in the ordinary course of business) or change any material Tax election or adopt or change any material method of Tax accounting; (ii) file any amended Tax Return or prepare and file any material Tax Return in a manner materially inconsistent with past practice; (iii) settle or compromise any audit, assessment or other Proceeding relating to Taxes; (iv) agree to an extension or waiver of the statute of limitations with respect to federal income Taxes or other material Taxes; (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or any voluntary disclosure agreement with respect to any Tax; or (vi) surrender any right to claim a material Tax refund;

(x)    fail to use reasonable best efforts to preserve and maintain all Company Permits;

(y)    fail to maintain listing of the shares of Company Common Stock on the CSE in good standing or fail to maintain its status as a “reporting issuer” (or the equivalent) in good standing under applicable Securities Laws;

(z)    take any action or fail to take any action that would reasonably be expected to result in the suspension of trading, delisting or withdrawal of the shares of Company Common Stock from the CSE or the OTCQX prior to the Effective Time;

(aa)    merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(bb)    (i) cause or permit any change in its officers, board members, managers or similar Persons that is of a type that requires notification to, or the approval of, the applicable State Cannabis Authority under applicable Company Cannabis Laws; or (ii) amend in any material respect, surrender, fail to diligently prosecute any renewal application for, or allow to lapse any Cannabis License, including any renewals or surrenders under applicable Company Cannabis Laws;

(cc)    except in the ordinary course of business, fail to use commercially reasonable efforts to preserve the net operating loss carryforwards of the Company and its Subsidiaries, in each case to the extent permitted under applicable Law, including, without limitation, the Code and the Treasury Regulations promulgated thereunder;

(dd)    enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing; or

(ee)    Notwithstanding the foregoing provisions of this Section 5.1, the Company may take any action set forth on Section 5.1(ee) of the Company Disclosure Letter (with the prior written consent of Parent to the extent required pursuant to such Section 5.1(ee) of the Company Disclosure Letter); provided, that in any event the Company shall provide Parent with prior written notice of any such action and shall consult with Parent in good faith regarding such action prior to taking such action.

Section 5.2    Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (A) as required by applicable Law, (B) as may be consented to in writing by the Company (which consent will not be unreasonably withheld, conditioned or delayed), (C) as may be expressly required pursuant to this Agreement or (D) as set forth on Section 5.4(d) of the Parent Disclosure Letter, Parent shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:

(a)    adopt a plan of complete or partial liquidation or dissolution of Parent; or

(b)    enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.

Section 5.3    Proxy Statement and Form S-4; Company Stockholders’ Meeting.

(a)    Parent and the Company shall cooperate in preparing, and Parent shall file with the SEC, the Form S-4 (in which the Proxy Statement will be included as a prospectus) as soon as reasonably practicable following the date of this Agreement (and, in any event, subject to Parent’s timely receipt of information, including any comments from the Company pursuant to the immediately following sentence, from the Company necessary to file the Form S-4 with the SEC, within 75 days following the date of this Agreement). Parent will not file the Form S-4 with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC or otherwise become effective pursuant to the Securities Act pursuant to SEC guidance, and for the Proxy Statement to be cleared by the SEC and its staff under the Exchange Act, in each case as promptly as practicable after filing, and to keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and following confirmation from the SEC that it will not review, or that it has completed its review of the Form S-4, the Company shall as promptly as practicable mail or deliver the Proxy Statement to its stockholders in accordance with Section 5.3(b) and applicable Securities Laws. Parent shall use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement and to comply with applicable Securities Laws and the rules and policies of the CSE in connection with the issuance of the Parent Shares pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. The parties will notify each other as promptly as practicable upon the receipt of any comments, whether written or oral, from the SEC in respect of the Form S-4 and of any request by the SEC for amendments or supplements to the Form S-4 or for additional information in respect of the Form S-4.

(b)    Subject to the earlier termination of this Agreement in accordance with Section 7.1, the Company shall (in consultation with Parent), (i) establish a record date for a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval, which record date shall be prior to (or as promptly as practicable immediately following) the effectiveness of the Form S-4, (ii) conduct one or more “broker searches” pursuant to and in compliance with Section 14a-13 of the Exchange Act, and (iii) thereafter cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective, and in any event, within three (3) Business Days after the Form S-4 is declared effective. The Company will use its reasonable best efforts to hold the Company Stockholders’ Meeting for the purpose of seeking the Company Stockholder Approval as soon as reasonably practicable after the Form S-4 becomes effective; provided, that the Company shall not be required to hold the Company Stockholders’ Meeting prior to the 15th Business Day following the mailing of the Form S-4 to the Company Stockholders but, in any event shall, within 40 calendar days after the commencement of the mailing of the Proxy Statement, duly call, give notice of, and convene such Company Stockholders’ Meeting, and shall submit such proposal to such holders at such Company Stockholders’ Meeting (and shall not submit any other proposal to such holders thereat without the prior written consent of Parent). The Company shall not change the record date for the Company Stockholders’ Meeting without the prior written consent of Parent and shall not adjourn or otherwise postpone or delay the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholders’ Meeting (i) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (ii) if there are insufficient affirmative votes represented (either in person or by proxy) at the Company Stockholders’ Meeting to obtain the Company Stockholder Approval, or (iii) after consultation with Parent, to the extent that the Company Board determines in good faith, after consultation with outside legal counsel, that such adjournment or postponement is required by applicable Law or pursuant to a request from the SEC to ensure the distribution to the Company Stockholders of any supplement or amendment to the Form S-4 or Proxy Statement required by Law within a reasonable amount of time in advance of the Company Stockholders’ Meeting; provided, further, however, that (A) unless agreed to in writing by Parent, (x) any such adjournment or postponement under the preceding clause (i) or (ii) shall be for a period of no more than ten (10) Business Days each, and (y) the Company shall only be permitted to effect up to two (2) such adjournments or postponements pursuant to the preceding clauses (i) and (ii) (in the aggregate), (B) no postponement contemplated by the preceding clause (i) or (ii) shall be permitted if it would require a change to the record date for the Company Stockholders’ Meeting and (C) if requested by Parent, the Company shall effect an adjournment or postponement of the Company Stockholders’ Meeting under the circumstances contemplated by the preceding clause (i) or (ii) for a period of up to ten (10) Business Days each. The Company shall, through the Company Board (acting upon the recommendation of the Special Committee), make the Company Recommendation, and, unless there has been a Company Adverse Recommendation Change, shall include such Company Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from its stockholders proxies in favor of the Company Stockholder Approval. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 5.3 shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Company Superior Proposal).

Section 5.4    Appropriate Action; Consents; Filings.

(a)    Subject to the terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VI to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the defending of any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor any of its Affiliates shall be required to, and without the prior written consent of Parent, none of the Company or any of its Subsidiaries or Affiliates will, grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third Person in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

(b)    In connection with and without limiting the efforts referenced in this Section 5.4, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a private party in connection with this Agreement, including (i) promptly informing the other party of such inquiry or Proceeding, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, or in connection with any such Proceeding, to any other Person, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, or in connection with any such Proceeding, between either party and any other Person with respect to this Agreement and (iii) providing the other party with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) between either party and any Governmental Authority, or in connection with any such Proceeding, between either party and any other Person with respect to this Agreement. In addition, each of the parties hereto will give reasonable notice to and consult with the other in advance of any meeting or conference with any Governmental Authority, or in connection with any such Proceeding, with any other Person, and to the extent permitted by the Governmental Authority, give the other the opportunity to attend and participate in such meeting or conference.

(c)    The parties shall reasonably consult with each other with respect to obtaining all permits and Consents necessary to consummate the transactions contemplated by this Agreement, including the Merger and will any event cooperate in seeking such Consents, including, in the case of the Cannabis Consents, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to obtain the Cannabis Consents.

(d)    Except as set forth on Section 5.4(d) of the Parent Disclosure Letter, none of Parent or any of its Affiliates shall be required to take any Divestiture Action or otherwise agree to or proffer to sell, divest, hold separate, lease, license, transfer, dispose of or otherwise encumber or impair or take any other action with respect to Parent’s or any of its Affiliates’ ability to own or operate any assets, properties, businesses or product lines of Parent or any of its Affiliates (including, for the avoidance of doubt, any Securities of the Company or its Subsidiaries) or any assets, properties, businesses or product lines of the Company or any of its Subsidiaries, and the Company shall not, and shall not cause or permit any of its Subsidiaries to, unless requested in writing to do so by Parent, commit to or effect any Divestiture Action or any other action contemplated in this Section 5.4(d). Notwithstanding the foregoing, Parent shall use its reasonable best efforts to complete the actions set forth on Section 5.4(d) of the Parent Disclosure Letter as promptly as reasonably practicable after the date of this Agreement (and the Company will cooperate therewith if requested in accordance with the immediately following sentence). Subject to the foregoing, Parent shall have the right, in its sole discretion, to determine that any Cannabis License (or any other assets) held, directly or indirectly, by the Company or any of its Subsidiaries as of (and conditioned upon) the Closing (or by the Surviving Corporation or any of its Subsidiaries after the Closing) will be surrendered, sold, transferred or otherwise disposed of, in whole or in part, in each case only to the extent and at such time as permitted under applicable Company Cannabis Laws and Parent Cannabis Laws and subject to any required approval, consent, registration, filing or notice to any State Cannabis Authority or other applicable Governmental Authority (and if requested in writing by Parent, the Company will use commercially reasonable efforts to take all actions reasonably requested by Parent to implement any of the foregoing, in each case provided that the effectiveness thereof is conditioned upon the Closing).

Section 5.5    Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Merger Sub, and their respective Representatives, reasonable access in a manner that does not unreasonably interfere with the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to all of the officers, employees, agents, properties, books, contracts and records of the Company and its Subsidiaries, and during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly all other information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may reasonably request. Notwithstanding anything to the contrary provided herein, the Company may restrict or prohibit such access to such documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or prohibit such access, (b) granting such access would violate any Contract or material obligation of the Company or any of its Subsidiaries with a third Person with respect to confidentiality or otherwise breach, contravene or violate, constitute a default under, or give a third Person the right to terminate or accelerate any obligations under, any then-effective Contract to which the Company or any of its Subsidiaries is a party or (c) granting access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege in respect of such documents or information, provided, however, that the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or material obligation or waive such privilege or work-product doctrine. Prior to the Effective Time, Parent and Merger Sub will hold any information obtained pursuant to this Section 5.5 in accordance with the terms of the Confidentiality Agreement. No investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 5.6    No Solicitation.

(a)    From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except as expressly provided in Section 5.6(b) or Section 5.6(d), (i) the Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons (or any of their Representatives) with respect to any Company Acquisition Proposal (other than Parent or any of its Affiliates or Representatives with respect to the transactions contemplated by this Agreement); (ii) the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to not, directly or indirectly, (A) initiate, seek, solicit, facilitate or knowingly encourage, or induce or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Company Acquisition Proposal, (B) enter into, continue or otherwise participate in any negotiations or discussions with, or furnish or cause to be furnished any information or data to, or furnish access to the Company’s (or any of its Subsidiaries’) properties with respect to, or otherwise cooperate in any way with, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal, or grant any waiver or release under (or terminate, amend or modify any provision of), or fail to enforce to the fullest extent permitted under applicable Law, any confidentiality or standstill or similar agreement, (C) execute or enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding relating to or in connection with, or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (each, an “Alternative Acquisition Agreement”), (D) submit to the stockholders of the Company for their approval any Company Acquisition Proposal or Company Superior Proposal, or (E) resolve to do, or agree or announce an intention to do, any of the foregoing; (iii) the Company shall not provide (and will cause its Subsidiaries and its and its Subsidiaries’ Representatives to not provide) and shall promptly, and in any event, within twenty-four (24) hours of the date of this Agreement, terminate access of any third Person (and its Representatives) (other than Parent or any of its Affiliates or Representatives) to any data room (virtual or actual) containing any of the Company’s (or any Subsidiary of the Company’s) confidential information granted in connection with, or with the intent of obtaining, any possible Company Acquisition Proposal; and (iv) the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, use their respective reasonable best efforts to cause any such third Person (and its Representatives) (other than Parent or any of its Affiliates or Representatives) in possession of confidential information about the Company or any of its Subsidiaries (or its or its Subsidiaries’ businesses or operations) to return or destroy all such information, and in connection therewith the Company shall, within twenty-four (24) hours of the date of this Agreement, to the extent that it has a right to do so, demand the return or destruction of all confidential information and materials provided to any third Persons (or their Representatives) (other than Parent or any of its Affiliates or Representatives) relating to a possible Company Acquisition Proposal. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.6 by any of the Company’s or the Company’s Subsidiaries’ directors, officers or Representatives shall be deemed to be a breach of this Agreement by the Company.

(b)    Notwithstanding the foregoing limitations in Section 5.6(a), at any time prior to obtaining the Company Stockholder Approval, if the Company receives, after the date hereof, a bona fide written Company Acquisition Proposal from a third Person that did not result from a breach of this Section 5.6, then (i) the Company may furnish information concerning its business, properties or assets to such Person pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided to Parent promptly after execution) and (ii) the Special Committee may negotiate and participate in discussions and negotiations with such Person concerning such Company Acquisition Proposal, in each case of clause (i) and (ii), if, and only if, the Special Committee and the Company determine in good faith (after consultation with their respective financial advisors and outside legal counsel) that (x) such Company Acquisition Proposal constitutes or is reasonably likely to constitute a Company Superior Proposal and (y) failure to take such action would be inconsistent with the fiduciary duties of the Special Committee or the Company Board under applicable Law. The Company (A) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (1) of the receipt of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of such Company Acquisition Proposal (or a summary of the terms and conditions thereof if not made in writing), and (2) of any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations sought to be initiated or continued with, the Company, any of its Subsidiaries or any of its or its Subsidiaries’ Representatives concerning a Company Acquisition Proposal or proposal that is reasonably likely to constitute or lead to or result in a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and the terms (including any amendments thereto) of such inquiry, offer, proposal, request, discussion or negotiation, and, in the case of written materials, provide copies of such materials, (B) shall substantially concurrently (and in any case within twenty-four (24) hours) make available to Parent all information, including copies of all written materials, provided by the Company or any of its Subsidiaries or its or its Subsidiaries’ Representatives to such party but not previously made available to Parent and (C) shall keep Parent reasonably informed on a prompt basis (and, in any case, within twenty-four (24) hours of any significant development, discussions or negotiations) of the status and details (including amendments and proposed amendments) of any such Company Acquisition Proposal or other inquiry, offer, proposal, request, discussion or negotiation (which shall include copies of all drafts and final versions (and any comments thereon)) of agreements (including schedules and exhibits thereto) relating to any Company Acquisition Proposal exchanged between the Company or its Subsidiaries or any of its or its Subsidiaries’ Representatives in each case thereof, on the one hand, and the Person (or any of its Representatives) making such Company Acquisition Proposal or such other inquiry, offer or proposal, on the other hand.

(c)    Except as expressly permitted by Section 5.6(d), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) withdraw, qualify or modify in a manner adverse to Parent, or publicly propose to withdraw, qualify or modify in a manner adverse to Parent, the Company Recommendation, (ii) approve, authorize, declare advisable, endorse or recommend (or publicly propose to approve, authorize, declare advisable, endorse or recommend) any Company Acquisition Proposal, (iii) fail to include in the Proxy Statement the Company Recommendation, (iv) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following public disclosure of any Company Acquisition Proposal, (v) fail to recommend against any Company Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (any action described in clauses (i) through (v) of this sentence being referred to as a “Company Adverse Recommendation Change”) or (vi) adopt or approve, or propose to adopt or approve, or allow the Company or any of its Subsidiaries to execute or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement permitted under, and in compliance with Section 5.6(b)).

(d)    If, at any time prior to the receipt of the Company Stockholder Approval, the Company, the Company Board or the Special Committee receives a Company Superior Proposal that did not result from a breach of Section 5.6 of this Agreement, the Company Board or the Special Committee may authorize and cause the Company to (x) effect a Company Adverse Recommendation Change and (y) terminate this Agreement pursuant to Section 7.1(c)(ii) and concurrently with such termination enter into a definitive agreement providing for such Company Superior Proposal (subject to the satisfaction of its obligations under Section 7.3) if (i) the Company Board or the Special Committee determines in good faith, after consultation with its respective outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s or Special Committee’s fiduciary duties under applicable Law; (ii) the Company has notified Parent in writing that it intends to take such action; (iii) the Company has provided Parent a copy of the proposed definitive agreements (and any related agreements) relating to such Company Superior Proposal (and has informed Parent of the identity of the Person making such Company Superior Proposal); (iv) until 11:59 p.m., New York City time, on the fourth (4th) Business Day following the notice delivered pursuant to clause (ii) of this Section 5.6(d), the Company and its Representatives (including as applicable the Special Committee) shall have discussed and negotiated with Parent in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement (it being understood and agreed that any amendment to any material term or condition of any Company Superior Proposal shall require a new notice and a new three (3) Business Day negotiation period following the delivery of such new notice); and (v) no earlier than the end of such negotiation period, the Special Committee shall have determined in good faith (after consultation with the Special Committee’s financial advisor and outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to this Agreement made by Parent in writing, that (A) the Company Acquisition Proposal that is the subject of the notice described in clause (ii) above still constitutes a Company Superior Proposal and (B) the failure to take such action would be inconsistent with fiduciary duties of the Special Committee or the Company Board under applicable Law.

(e)    Nothing contained in this Agreement shall prohibit the Company or the Company Board (at the direction of the Special Committee) from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to the Company’s stockholders if the Company Board or the Special Committee determines in good faith, after consultation with the Company’s (or the Special Committee’s) outside legal counsel, that the failure of the Company to make such disclosure would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that (A) in no event shall this Section 5.6(e) affect the obligations specified in Section 5.6(d) (or to the consequences thereof in accordance with this Agreement) or the definition of Company Adverse Recommendation Change herein and (B) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not expressly reaffirm the Company Recommendation shall be deemed to be a Company Adverse Recommendation Change. The Company shall provide Parent with a copy of the text of any disclosure proposed to be made pursuant to this Section 5.6(e) at the earliest practicable time in advance of such disclosure.

Section 5.7    Directors’ and Officers’ Indemnification and Insurance.

(a)    Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the directors or officers of the Company at or prior to the Effective Time (the “D&O Indemnified Parties”) as provided in the Articles of Incorporation, the Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Parent prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Articles of Incorporation and Bylaws as in effect immediately prior to the Effective Time solely with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.7. The contractual indemnification rights in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any of its Subsidiaries that have been made available to Parent prior to the date hereof shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(b)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, however, that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy; provided, further, that if equivalent coverage cannot be obtained for such amount, the Company or the Surviving Corporation shall purchase as much coverage as reasonably practicable for such amount. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(c)    The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(d)    In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall require the successor or assign of Parent, the Surviving Corporation or such transferee of all or substantially all of its or their properties and assets, as the case may be, to assume the obligations set forth in this Section 5.7.

Section 5.8    Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 6.2 not to be satisfied at any time from the date of this Agreement to the Effective Time; (b) any notice, Proceeding or other communication from or by any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; and (c) any material regulatory notice or other communication from any State Cannabis Authority or other Governmental Authority. Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 6.3 not to be satisfied at any time from the date of this Agreement to the Effective Time and (ii) any notice, Proceeding or other communication from or by any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto hereunder, and any failure to give such notice with respect to clauses (b) or (c) above, or (ii) above, as applicable, shall not constitute a breach of this Section 5.8 for purposes of Section 6.2(b) or Section 6.3(b). The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement.

Section 5.9    Public Disclosure. Parent and the Company shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, except as otherwise expressly permitted by this Agreement, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or other announcement with respect to the Merger, the other transactions contemplated by this Agreement or this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by Law or the rules of a national securities exchange (or the CSE) or trading market on which such party’s Securities are listed, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance. Notwithstanding the foregoing, (a) the restrictions set forth in this Section 5.9 shall not apply to any press release or other announcement (i) made by the Company with respect to or in connection with a Company Adverse Recommendation Change effected by the Company Board or the Special Committee in accordance with this Agreement or (ii) made by the Company or Parent concerning this Agreement, the Merger or the other transactions contemplated hereby in connection with a determination by the Company or the Company Board or the Special Committee in accordance with Section 5.6(b) or Section 5.6(d) that a Company Acquisition Proposal constitutes, or is reasonably likely to constitute, a Company Superior Proposal or any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated hereby, provided, however, that in the case of the preceding clause (i) or (ii), to the extent not prohibited by applicable Law, the disclosing party gives the other party reasonable advance notice of (including contents of) its intended press release or other announcement, and (b) to the extent the content of any press release or other announcement has been previously approved and made in accordance with this Section 5.9, no separate approval shall be required in respect of such content to the extent such content is substantially replicated in a subsequent press release or other announcement or substantially consistent with a previously approved press release or announcement.

Section 5.10    Employee Benefits.

(a)    Employees of the Company who remain employees of Parent, the Surviving Corporation, or any of their Subsidiaries following the Effective Time are hereinafter referred to as the “Continuing Employees”. Except as set forth in Section 5.10(a) of the Company Disclosure Letter, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide each Continuing Employee during his or her continued employment with Parent, the Surviving Corporation or any of their Subsidiaries with: (i) an annual base salary or wage rate (as applicable) and (ii) health and retirement benefits that are, substantially comparable in the aggregate to the annual base salary or wage rate (as applicable) and health and retirement benefits provided either (x) to such Continuing Employee immediately prior to the Effective Time or (y) by Parent and its Subsidiaries to its similarly situated employees following Closing, as determined by Parent in its sole discretion. For clarity, the commitments contained in this Section 5.10 shall exclude equity or equity-based arrangements, change in control, severance, retention or similar benefits, supplemental retirement arrangements, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans, incentives and bonuses.

(b)    Parent shall use good faith efforts to request, from the applicable benefits providers, that each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all benefit plans or arrangements which the Surviving Corporation or any of their respective Subsidiaries provides to any Continuing Employees after the Effective Time (collectively, the “New Plans”) to the extent that (A) coverage under such New Plan replaces coverage under a corresponding benefit plan or arrangement providing analogous benefits in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements, if any, under such Old Plan being replaced by the New Plan (to the extent that such Continuing Employee was not subject to such limitations under the applicable Old Plan(s)), and for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use good faith efforts to seek to cause all preexisting condition exclusions and actively at work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the replacement Old Plan.

(c)    Notwithstanding anything in this Section 5.10 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any the Benefit Plans, New Plan or any other employee benefit plans of the Company or Parent or as a guarantee of employment for any employee of the Company or any of its Subsidiaries, (ii) require Parent to continue to employ any particular Continuing Employee following the Closing Date for any particular period of time or prevent or limit Parent from changing terms and conditions of employment, or terminating any Continuing Employee, (iii) be construed to prohibit Parent from amending or terminating any employee benefit program or any New Plan, and (iv) create any third party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

Section 5.11    Termination of Company 401(k) Plan. Unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall terminate, effective as of at least one (1) day prior to the Closing Date, any and all Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “Company 401(k) Plan”). No later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each Company 401(k) Plan has been terminated (effective as of no later than one (1) day prior to the Closing Date) pursuant to resolutions of the Company Board, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent (which shall not be unreasonably withheld or delayed).

Section 5.12    Merger Sub. Parent will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.13    Rule 16b-3 Matters. Prior to the Effective Time, the Company and Parent shall each take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative Securities with respect to Company Common Stock) and acquisitions of Parent Shares (including derivative Securities with respect to Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time (and each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time) be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.14    Certain Indebtedness. Subject to the last sentence of this Section 5.14, in connection with the Closing, Parent may require the Company to, and the Company shall, if so requested by Parent, pay, repay, discharge and satisfy in full all outstanding amounts, obligations and liabilities under or in respect of that certain Revolving Loan Agreement, dated as of June 13, 2024, by and between the Company and Western Alliance Bank, an Arizona corporation, and that certain Related Party Note, dated May 10, 2024, by and between VidaCann, LLC, a Subsidiary of the Company, and the former managers thereof. In connection therewith, the Company shall obtain and deliver to Parent customary payoff letters, in form and substance reasonably satisfactory to Parent, from the applicable lenders or holders of such Indebtedness, which payoff letters shall: (i) set forth the aggregate amounts required to pay, repay, discharge and satisfy in full all principal, interest, fees, prepayment premiums, penalties and other obligations outstanding under or in respect of such Indebtedness as of the anticipated Closing Date; (ii) provide that, upon receipt of the applicable payoff amounts, all obligations of the Company and its Subsidiaries in respect of such Indebtedness shall be irrevocably discharged and satisfied in full; and (iii) provide for the release and termination of all Liens securing such Indebtedness. The Company shall also obtain and deliver to Parent duly authorized and executed UCC-3 termination statements and such other lien releases, terminations or similar instruments as Parent may reasonably request, in each case in form and substance reasonably satisfactory to Parent, sufficient to evidence the unconditional release and termination of any Liens securing such Indebtedness. Notwithstanding the foregoing, if the Company does not have the financial ability to pay, repay, discharge and satisfy in full all outstanding amounts, obligations and liabilities as required pursuant to this Section 5.14, then Parent shall do so in connection with the Closing (or shall otherwise be responsible for (or continue to have the Surviving Company or its applicable Subsidiary responsible for) such liabilities on and after the Closing).

Section 5.15    Transition Agreements. If the Cannabis Consents required for the consummation of the Merger in the State of Nevada, the State of Florida or the State of Illinois have not been obtained by April 26, 2027, then the parties shall negotiate in good faith and, if agreed upon and permitted under applicable Laws, enter into, as promptly as practicable thereafter, one or more commercially reasonable transition agreements or, if transition agreements are not permitted by applicable Law, other mutually agreed upon agreements in respect of the Company’s and its Subsidiaries’ operations in the State of Nevada (collectively, the “Transition Agreements”), in each case on commercially reasonable terms and in compliance with applicable Company Cannabis Laws and Parent Cannabis Laws and other applicable Laws including applicable securities Laws, which Transition Agreements would, if agreed upon, terminate upon the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1.

Section 5.16    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Laws and the rules and policies of the CSE, the Listing Rules and applicable Securities Laws to cause (i) the delisting of the Company and of the shares of Company Common Stock from the CSE and the withdrawal of the shares of Company Common Stock from the OTCQX as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting and withdrawal, and (ii) the Company to cease to be a reporting issuer under applicable Canadian Securities Laws as promptly as practicable following the Effective Time. The Company shall not cause the Company Common Stock to be delisted from the CSE, withdrawn from the OTCQX or the Company to cease to be a reporting issuer under applicable Canadian Securities Laws prior to the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the Closing Date, the Company will use its reasonable best efforts to deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Section 5.17    State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other transactions contemplated by this Agreement, then the Company Board shall take any and all actions necessary to render such statutes inapplicable to the foregoing.

Section 5.18    Stockholder Litigation. The Company shall give Parent notice as soon as possible of, and the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense or settlement of, any litigation against the Company and/or its directors or executive officers relating to or in connection with this Agreement, the Merger or any other transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to compromise or settle any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers relating to or in connection with this Agreement, the Merger or any other transaction contemplated by this Agreement, in each case, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 5.19    Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director of the Company and each director or manager of any Subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director or manager of such entity effective as of the Effective Time.

Section 5.20    Certain Tax Matters.

(a)    Opinions. Each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to obtain and cooperate with each other to obtain the tax opinions of counsel referred to in Section 6.2(g) and Section 6.3(e). In connection therewith, Parent shall deliver to Eversheds Sutherland (US) LLP, counsel to Parent (or such other reputable law firm or firms of national standing that may be engaged to provide such tax opinion) (“Parent’s Counsel”), and Cozen O’Connor, counsel to the Company (or such other reputable law firm or firms of national standing that may be engaged to provide such tax opinion) (“Company’s Counsel”), a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of Parent (the “Parent Tax Representation Letter”), and the Company shall deliver to Parent’s Counsel and Company’s Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of the Company (the “Company Tax Representation Letter”); provided that, in each case, the representation letter shall contain such customary representations, warranties and covenants as are reasonably necessary or appropriate to allow each of Parent’s Counsel and Company’s Counsel to analyze and prepare the opinions of counsel referred to in Section 6.2(g) and Section 6.3(e).

(b)    Reorganization Efforts. Each of the Company and Parent shall (and shall cause their respective Subsidiaries to) (i) use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) not take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)    Tax Classifications. Within 10 Business Days of the date of this Agreement, the Company shall provide to Parent a correct and complete schedule of the U.S. federal income Tax classification of the Company and each Subsidiary of the Company and any changes to such classification within the last five (5) years.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1    Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)    the Company shall have obtained the Company Stockholder Approval;

(b)    the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c)    (i) the Parent Shares issuable in connection with the Merger shall have been approved for listing on the CSE and (ii) the CSE Approval shall have been obtained; and

(d)    no Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, that is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)    (i) the representations and warranties of the Company contained in Sections 3.2, 3.3, 3.4, 3.5(a)(i) (with respect to the Company), 3.7(b), 3.25 and 3.27 shall be true and correct in all respects (except in the case of Section 3.2 for any de minimis inaccuracy) both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date only), (ii) the representations and warranties of the Company contained in Sections 3.1, 3.5(a)(i) (with respect to the Company’s Subsidiaries) and 3.26 (without giving effect to any materiality, Company Material Adverse Effect or similar qualifiers contained therein) shall be true and correct in all material respects both as of the date of this Agreement and as of the such time as if made at and as of the Effective Time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date only), and (iii) the other representations and warranties of the Company contained in Article III of this Agreement (without giving effect to any materiality, Company Material Adverse Effect or similar qualifiers contained therein) shall be true and correct both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date only), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)    the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Effective Time;

(c)    since the date of this Agreement, there shall not have been any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)    Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c);

(e)    any authorization, permit or consent from a Governmental Authority required to be obtained as set forth on Section 6.2(e) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect (including without limitation, any required approval, finding of suitability, registration, filing or notice with respect to any Cannabis Licenses listed thereon and, if applicable, all applicable waiting periods with respect thereto shall have expired or been terminated);

(f)    there shall not be any pending Proceeding by any Governmental Authority against Merger Sub, Parent, the Company or any of their respective Subsidiaries (i) seeking to restrain or prohibit from retaining any portion of Parent’s or Merger Sub’s assets or to restrain or prohibit from acquiring any material portion of the Company’s or any of its Subsidiaries’ businesses or assets, or to compel Parent or Merger Sub or their respective Subsidiaries and Affiliates to dispose of or hold separate any portion of the business or assets of the Company, Parent or their respective Subsidiaries (or otherwise seeking to restrain, enjoin or prohibit any License Transfer); (ii) challenging, seeking to restrain or prohibit the Merger or the other transactions contemplated by the Agreement or seeking to obtain from the Company, Parent or Merger Sub any material damages or equitable remedy; (iii) seeking to impose material limitations on the ability of Parent or Merger Sub, or render Parent or Merger Sub unable, to consummate the Merger or other transactions contemplated by this Agreement; or (iv) seeking to impose limitations on the ability of Merger Sub or Parent to exercise full rights of ownership of the shares of Company Common Stock; and

(g)    Parent shall have received a tax opinion from Parent’s Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes the Merger will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 6.2(g), Parent’s Counsel shall be entitled to rely on the Parent Tax Representation Letter and the Company Tax Representation Letter and such other information as Parent’s Counsel reasonably deems relevant.

Section 6.3    Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)    each of the representations and warranties of Parent and Merger Sub contained in Article IV of this Agreement (without giving effect to any materiality, Parent Material Adverse Effect or similar qualifiers contained therein) shall be true and correct both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date only), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b)    Parent and Merger Sub shall have performed or complied in all material respects with each of their respective obligations required under this Agreement to be performed or complied with on or prior to the Effective Time;

(c)    since the date of this Agreement, there shall not have been any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d)    the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c); and

(e)    the Company shall have received a written opinion from Company’s Counsel in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the U.S. federal income Tax purposes, the Merger will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 6.3(e), Company’s Counsel shall be entitled to rely on the Parent Tax Representation Letter and the Company Tax Representation Letter and such other information as Company’s Counsel reasonably deems relevant.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)    by mutual written consent of each of Parent and the Company; or

(b)    by either Parent or the Company:

(i)    if the Merger shall not have been consummated on or before 5:00 P.M. (New York City time) on July 26, 2027 (the “Termination Date”); provided, however, that if on the Termination Date all of the conditions set forth in Article VI have been satisfied or waived (or are capable of being satisfied at the Closing) other than the conditions set forth in Section 6.1(d), Section 6.2(e) or Section 6.2(f) (solely to the extent that the failure of such conditions relates to the Cannabis Consents), then either Parent or the Company may, by written notice to the other party delivered no later than ten (10) Business Days prior to the Termination Date, extend the Termination Date to October 26, 2027 (such date, the “Extended Termination Date”), and references to the “Termination Date” shall thereafter be deemed to refer to the Extended Termination Date; provided, further, however, that the right to terminate this Agreement (or elect to extend the Termination Date to the Extended Termination Date) pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Termination Date;

(ii)    if any Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining, rendering illegal or otherwise prohibiting the Merger or other transactions contemplated by this Agreement, and in the case of such an Order, such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the issuance of such Order; or

(iii)    if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

(c)    by the Company:

(i)    if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not capable of being cured by Parent or Merger Sub, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.2(b); or

(ii)    at any time prior to receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.6(d); provided, however, that immediately prior to or simultaneously with such termination, the Company pays to Parent the Company Termination Fee.

(d)    by Parent:

(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 6.3(b); or

(ii)    if (A) the Company Board or the Special Committee shall have made a Company Adverse Recommendation Change or (B) the Company or the Company Board, as applicable, shall have materially breached any of its obligations under Section 5.6(a).

Section 7.2    Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any material and intentional breach of this Agreement or fraud, in which case, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, however, that the Confidentiality Agreement, this Section 7.2, Section 7.3, Article VIII and the applicable definitions in Appendix A shall survive any termination of this Agreement pursuant to Section 7.1. For purposes of this Agreement, “material and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

Section 7.3    Termination Fees.

(a)    if this Agreement is terminated by:

(i)    (A) Parent pursuant to Section 7.1(d)(i) on the basis of a breach of a covenant or agreement contained in this Agreement or (B) either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and in any such termination under clauses (A) or (B), (1) prior to such termination, a Company Acquisition Proposal has been publicly disclosed and not publicly withdrawn at least three (3) Business Days prior to the Company Stockholders’ Meeting in the case of termination pursuant to Section 7.1(b)(iii) or is otherwise known to the Company Board and not withdrawn (publicly, if publicly disclosed) in the case of termination pursuant to either Section 7.1(d)(i) or Section 7.1(b)(i), and (2) within nine (9) months after any such termination under clauses (A) or (B), any Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to any Company Acquisition Proposal (regardless of when or whether such transaction is ultimately consummated) (provided, however, that for purposes of this Section 7.3(a)(i) the references to “twenty-five percent (25%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)    the Company pursuant to Section 7.1(c)(ii); or

(iii)    Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay to Parent the Company Termination Fee. Any payments required to be made under this Section 7.3(a) shall be made by wire transfer of same-day funds to the account or accounts designated by Parent, (x) in the case of clause (i) above, on the same day as the earlier of any consummation of, or entry into a definitive agreement with respect to, the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or simultaneously with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination.

(b)    Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)    The Company acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 7.3, the Company shall pay Parent its reasonable costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4    Amendment. This Agreement may not be amended except by mutual written agreement of Parent and the Company (which written agreement the Company acknowledges would be taken at the direction of the Special Committee) at any time before or after receipt of the Company Stockholder Approval; provided, however, that after the Company Stockholder Approval has been obtained, there shall not be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. Subject in all respects to the foregoing, if necessary or desirable to comply with the requirements of Company Cannabis Laws and/or the directives of a State Cannabis Authority, at the direction of Parent, the Company hereby agrees to (and to cause its Subsidiaries and related controlled parties and representatives to) use its reasonable best efforts to take all actions reasonably requested to ensure compliance therewith including, without limitation, negotiating with Parent in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties’ original intentions but are responsive to and compliant with the requirements of the Company Cannabis Laws and/or the applicable State Cannabis Authority.

Section 7.5    Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party hereto with any agreement or condition of such party contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1    Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time.

Section 8.2    Expenses. Except as expressly set forth herein (including Section 7.3), all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger and the transactions contemplated by this Agreement are consummated.

Section 8.3    Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent or Merger Sub:

Vireo Growth Inc.

209 South 9th St.

Minneapolis, Minnesota 55402

Attention: Sean Apfelbaum, General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP

227 W. Monroe St., Suite 6000

Chicago, IL 60606

Attention: Craig T. Alcorn and Michael V. Mannino

e-mail: [***]

if to the Company:

Planet 13 Holdings Inc.

2548 W Desert Inn Rd, Suite 100

Las Vegas, Nevada 89109

Attention: Tatev Oganyan, General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

1650 Market Street, Suite 2800

Philadelphia, Pennsylvania 19103

Attention: Joseph C. Bedwick

Email: [***]

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 8.3; provided, however, that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, however, that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.3.

Section 8.4    Interpretation; Certain Definitions.

(a)    The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)    The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the preamble, unless the context requires otherwise. References to any information or document being “made available” or “furnished” and words of similar import shall include such information or document (i) having been posted to the online data room hosted on behalf of the Company by 9:00 a.m. New York City time on the day immediately preceding the date of this Agreement or (ii) other than with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.5, disclosed in the Company Securities Filings filed with (or furnished to) the Securities Regulators by the Company on or after December 31, 2023, and at least three (3) Business Days prior to the date of this Agreement (but in each case excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar non-specific, predictive, precautionary or forward-looking statements) and to the extent publicly available on EDGAR and SEDAR+. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided, however, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States.

Section 8.5    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof, so long as such assignment would not have a Parent Material Adverse Effect and no such assignment shall release Parent or Merger Sub, as the case may be, from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.6 shall be null and void.

Section 8.7    Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 8.8    No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (a) the D&O Indemnified Parties (with respect to Section 5.7 and this Section 8.8 from and after the Effective Time) are intended third-party beneficiaries hereof and (b) from and after the Effective Time, the holders of Company Common Stock, Company Warrants and Company Equity Awards are intended third-party beneficiaries of Section 2.1 and Section 2.3.

Section 8.9    Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

Section 8.10    Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties hereto acknowledge and agree that, prior to any termination of this Agreement in accordance with Section 7.1, in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.11    Consent to Jurisdiction.

(a)    Each of the parties hereto hereby, with respect to any Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of any state or federal court within the State of Nevada, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of Parent, Merger Sub and the Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    Each party hereto irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3, and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

Section 8.12    Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.13    Federal Cannabis Laws. THE PARTIES AGREE AND ACKNOWLEDGE THAT: (i) THE CULTIVATION, MANUFACTURE, PRODUCTION, DISTRIBUTION, ON-SITE CONSUMPTION, AND RETAIL SALE OF CANNABIS INVOLVE A SUBSTANCE THAT REMAINS A CONTROLLED SUBSTANCE UNDER THE FEDERAL CONTROLLED SUBSTANCES ACT AND ARE PROHIBITED UNDER THE FEDERAL LAWS OF THE UNITED STATES, AND THAT UNITED STATES FEDERAL ENFORCEMENT OF SUCH LAWS REMAINS A RISK TO THE BUSINESSES OF THE COMPANY AND PARENT; AND (ii) NO PARTY MAKES, WILL MAKE OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE COMPLIANCE OF THIS AGREEMENT OR ITS OPERATIONS WITH ANY FEDERAL CANNABIS LAWS. FOR THE AVOIDANCE OF DOUBT, REFERENCES TO APPLICABLE LAWS IN THIS AGREEMENT SHALL NOT INCLUDE FEDERAL CANNABIS LAWS UNLESS EXPLICITLY STATED OTHERWISE HEREIN. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.13 SHALL LIMIT, WAIVE, QUALIFY, OR EXCUSE COMPLIANCE WITH, OR ANY RIGHTS OR REMEDIES ARISING FROM, ANY FEDERAL REGISTRATION, LICENSE, PERMIT, APPROVAL, AUTHORIZATION, NOTICE, FILING, REPORTING, RECORDKEEPING, OR OTHER COMPLIANCE REQUIREMENT THAT IS OR BECOMES APPLICABLE TO ANY PARTY OR ITS CANNABIS OPERATIONS UNDER U.S. FEDERAL LAWS, INCLUDING ANY REQUIREMENT ADMINISTERED BY THE U.S. DRUG ENFORCEMENT ADMINISTRATION OR ANY OTHER FEDERAL GOVERNMENTAL AUTHORITY, IN EACH CASE TO THE EXTENT SUCH REQUIREMENT IS LEGALLY AVAILABLE AND APPLICABLE.

Section 8.14    Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of any Company Cannabis Laws or Parent Cannabis Laws (together with all related rules and regulations thereunder, and any amendment or replacement act, rules, or regulations, including, without limitation, the rules and regulations adopted by the State Cannabis Authorities and/or any other state or local Governmental Authority with authority to regulate any cannabis operation (or proposed operation), the “Act”) or the guidance or instruction of the State Cannabis Authorities and any other state or local Governmental Authority with authority to regulate any cannabis operation (together with any successor or regulator with overlapping jurisdiction, the “Regulator”). In furtherance, not in limitation of the foregoing (but subject in all respects to Section 5.4), the parties agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep the other party hereto promptly informed as to any such requests, requirements, or correspondence. In addition, the parties acknowledge that this Section 8.14 is intended to operate together with any applicable statutory or regulatory amendments that occur between the date of this Agreement and the Closing with respect to any License Transfers, receiverships involving Cannabis Establishments and the release of security interests in any Cannabis Licenses.

Section 8.15    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 8.16    Special Committee. The Company acknowledges that (i) any determination, approval, recommendation, consent or other action of the Special Committee contemplated by this Agreement shall be effective if taken by the Special Committee as constituted from time to time, and (ii) for so long as the Special Committee remains in existence, no determination, approval, recommendation, consent or other action of the Company Board contemplated by this Agreement shall be effective unless made or taken upon, or consistent with, the recommendation of the Special Committee.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIREO GROWTH INC.

By:	/s/ John Mazarakis
Name: John Mazarakis Title: Chief Executive Officer

SUPERNOVA MERGER SUB INC.

By:	/s/ John Mazarakis
Name: John Mazarakis Title: President

PLANET 13 HOLDINGS INC.

By:	/s/ Robert Groesbeck
Name: Robert Groesbeck Title: Co-Chief Executive Officer

By:	/s/ Larry Scheffler
Name: Larry Scheffler Title: Co-Chief Executive Officer

APPENDIX A

Definitions

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company’s ability to comply with any of the terms of this Agreement and (b) contains provisions that are no less favorable in the aggregate to the Company, or less restrictive to such third Person (in comparison to Parent), than those contained in the Confidentiality Agreement (provided, however, that such agreement need not contain any standstill agreement or similar obligation).

“Act” shall have the meaning set forth in Section 8.14.

“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

“Agreement” shall have the meaning set forth in the Preamble.

“AI Technologies” shall mean any and all deep learning, machine learning, and other artificial intelligence technologies, including without limitation any and all: (a) proprietary algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning; and (b) proprietary embodied artificial intelligence and related hardware or equipment.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.6(a).

“Ancillary Agreements” shall mean the Voting Agreements, the Lock-up Agreements and the Employment Agreements.

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.21(a).

“Articles of Incorporation” shall have the meaning set forth in Section 3.1.

“Articles of Merger” shall have the meaning set forth in Section 1.3.

“Assumed Warrants” shall have the meaning set forth in Section 2.3(e).

“Benefit Plan” shall have the meaning set forth in Section 3.12(a).

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(a)(ii).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

Appendix - 1

“Bylaws” shall have the meaning set forth in Section 3.1.

“Canadian Securities Laws” shall mean the applicable Securities Laws in each of the provinces and territories of Canada.

“Canadian Securities Regulators” shall mean the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Canceled Shares” shall have the meaning set forth in Section 2.1(a)(i).

“Cannabis Consents” shall mean any and all consents, approvals, clearances, orders or authorizations of, or registrations, declarations or filings with, notices to, or other requirements of any Governmental Authority or under any Company Permit held by the Company or its Subsidiaries in connection with the business of the Company or its Subsidiaries in the cannabis industry, along with all related filings, processing fees or administrative payments required by each applicable Governmental Authority, including without limitation, any and all consents, approvals, findings of suitability, registrations, filings, notices or other authorizations required, in each case under applicable Company Cannabis Laws, and any applicable consents required from any county, city or town with jurisdiction over business licensing, land use or zoning for a Cannabis Establishment in connection with any License Transfer.

“Cannabis Establishment” means the licensed location at which a Cannabis License is permitted to be used by the applicable State Cannabis Authority and all other applicable Government Authorities.

“Cannabis Licenses” shall mean any and all Company Permits required to be obtained from any State Cannabis Authority or other Governmental Authority pursuant to the Company Cannabis Laws and any corresponding state, county, municipal and other local Laws, for the operation of any cannabis establishment, including a cannabis cultivation facility, a cannabis retail store, a cannabis production facility, a cannabis distributor, a cannabis delivery service, or a cannabis consumption lounge, including the specific state-issued licenses owned and/or controlled by the Company or its Subsidiaries. A Cannabis License shall include any license issued by the applicable State Cannabis Authority authorizing the operation of a Cannabis Establishment, together with any related approvals of a change in ownership or control under applicable Company Cannabis Laws; provided that any business license, land use approval or other local approval issued by a county, city or town in connection with the operation of a Cannabis Establishment shall not itself constitute a Cannabis License but shall constitute a Company Permit, and any consents or approvals required shall be treated as Cannabis Consents from the applicable State Cannabis Authority.

“Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“Certificates” shall have the meaning set forth in Section 2.1(a)(ii).

Appendix - 2

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“COBRA” shall have the meaning set forth in Section 3.12(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 5.11.

“Company Acquisition Proposal” shall mean an inquiry, proposal or offer (whether or not in writing) from any Person (other than Parent or any of its Subsidiaries) relating to, or that is reasonably expected to lead to (in one transaction or a series of transactions), any (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation, joint venture or similar transaction involving the Company or any Subsidiary of the Company, pursuant to which any Person or group of related Persons would beneficially own or control, directly or indirectly, twenty-five percent (25%) or more (on a non-diluted basis) of any voting Securities of the Company or any Subsidiary of the Company or any resulting parent company of the Company or any of its Subsidiaries, (ii) sale, lease, license or other disposition, directly or indirectly, of assets of the Company (including capital stock or other equity interests of any of its Subsidiaries) or any Subsidiary of the Company representing twenty-five percent (25%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries taken as a whole, or to which twenty-five percent (25%) or more of the revenues, earnings or assets of Company and its Subsidiaries, taken as a whole and on a consolidated basis, are attributable, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty-five percent (25%) or more (on a non-diluted basis) of any voting Securities of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of related Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing twenty-five percent (25%) or more (on a non-diluted basis) of any voting Securities of the Company or (v) combination of the foregoing.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.6(c).

“Company Balance Sheet” shall have the meaning set forth in Section 3.8.

“Company Balance Sheet Date” shall have the meaning set forth in Section 3.8.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Cannabis Laws” shall mean the Laws of the States of Nevada, California, Florida and Illinois or any other jurisdiction in which the Company and its Subsidiaries operate from time to time governing the cultivation, manufacture, production, distribution, delivery to consumers (including curbside pickup and home delivery where permitted), on-site consumption and/or retail sale of medical and adult-use cannabis, including any applicable ordinances, rules or regulations promulgated thereunder and all cannabis-related regulations adopted in such state, as amended from time to time, along with any applicable local ordinances, codes, licenses, permits and approvals, in each case as amended from time to time. For the avoidance of doubt, “Company Cannabis Laws” shall exclude Federal Cannabis Laws.

Appendix - 3

“Company Common Stock” shall have the meaning set forth in Section 2.1(a)(i).

“Company’s Counsel” shall have the meaning set forth in Section 5.20(a).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean the Company Options and the Company RSU Awards.

“Company Equity Plans” shall mean, collectively, (i) the Planet 13 Holdings Inc. 2018 Stock Option Plan, as amended from time to time, (ii) the Planet 13 Holdings Inc. 2018 Share Unit Plan, as amended from time to time, and (iii) the Planet 13 Holdings Inc. 2023 Equity Incentive Plan, as amended from time to time.

“Company Intellectual Property” shall mean (i) Company Owned IP and (ii) Company Licensed IP, in each case of (i) and (ii), whether registered or unregistered.

“Company Leased Real Property” shall have the meaning set forth in Section 3.17(b).

“Company Licensed IP” shall mean all Company Intellectual Property that is licensed to the Company or any of its Subsidiaries other than Off-the-Shelf Software, whether registered or unregistered.

“Company Material Adverse Effect” shall mean any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has a material adverse effect, individually or in the aggregate, (a) on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect, change, development, event, occurrence, condition or state of facts directly resulting from or arising out of the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general United States or global economic, regulatory or financial market conditions; (ii) changes in the economic, business and financial environment generally affecting the industry in which the Company and its Subsidiaries conduct their businesses; (iii) in and of itself, any change in the Company’s stock price or any failure by the Company to meet any revenue, earnings or other similar projections (it being understood that any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect); (iv) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters or other similar force majeure events, including any worsening of such conditions threatened or existing as of the date of this Agreement; (v) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in Laws or GAAP in each case after the date of this Agreement; provided, however, that this clause (v) shall not apply to any change in Laws by any State Cannabis Authority that is directed specifically at the Company or any of its Subsidiaries or at the transactions contemplated by this Agreement and is not generally applicable to other participants in the cannabis industry in the relevant jurisdiction; (vi) pandemics, epidemics and other outbreaks of infectious disease (including the re-emergence of the Covid-19 or any other pandemic) and the response by any Governmental Authority with respect to any of the foregoing; (vii) the public announcement or pendency of the Merger or the other transactions contemplated hereby; or (viii) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement; provided, further, however, that if the effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts set forth in clauses (i), (ii), (iv), (v) or (vi) have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industry in which the Company and its Subsidiaries conduct their businesses, such effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact or (b) on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or on the consummation of, whether by prevention or material delay, any of the Merger and the other transactions contemplated by this Agreement.

Appendix - 4

“Company Material Contract” shall have the meaning set forth in Section 3.15(a).

“Company Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Option Grant Date” shall have the meaning set forth in Section 3.2(d).

“Company Owned IP” shall mean all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, whether registered or unregistered.

“Company Owned Real Property” shall have the meaning set forth in Section 3.17(a).

“Company Permits” shall have the meaning set forth in Section 3.10(a).

“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company Real Property” shall have the meaning set forth in Section 3.17(b).

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

“Company Registered IP” shall mean all Company Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority, including the United States Patent and Trademark Office, the United States Copyright Office, any Internet domain name registrar or in any like foreign or international office or agency, or any applications for any of the foregoing.

Appendix - 5

“Company RSU Award” shall mean each award of restricted stock unit covering shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company Securities Filings” shall have the meaning set forth in Section 3.6(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.4.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(b).

“Company Superior Proposal” shall mean a bona fide written Company Acquisition Proposal made after the date of this Agreement (provided, however, that for purposes of this definition, references to twenty-five percent (25%) in the definition of “Company Acquisition Proposal” shall be deemed to be references to fifty percent (50%)) that did not result from a breach of Section 5.6 and that the Company Board or the Special Committee determines in good faith, after consultation with their respective financial advisors (if any) and outside legal counsel, (i) to be reasonably likely to be consummated if accepted and (ii) if consummated, to be more favorable to the holders of Company Common Stock from a financial point of view than the Merger and the other transactions contemplated by this Agreement, in each case of clause (i) and (ii), taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects or conditions of such Company Acquisition Proposal (including but not limited to any financing requirements), all the terms and conditions of such Company Acquisition Proposal and this Agreement and any proposed amendments or modifications to the terms of this Agreement offered by Parent in response to such Company Acquisition Proposal pursuant to Section 5.6(d) or otherwise.

“Company Tax Representation Letter” shall have the meaning set forth in Section 5.20(a).

“Company Termination Fee” shall mean $1,800,000.

“Company Warrant Grant Date” shall have the meaning set forth in Section 3.2(c).

“Company Warrants” shall have the meaning set forth in Section 2.3(e).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated on or about October 16, 2025, between a Subsidiary of Parent and the Company.

“Consent” shall mean any consent, approval, license, permit, waiver, Order or authorization.

“Continuing Employees” shall have the meaning set forth in Section 5.10(a).

“Contract” shall mean, in each case, whether written or oral, any contract, agreement, subcontract, arrangement, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, legally binding understanding, legally binding undertaking, legally binding commitment, partnership, limited liability company or other agreement or other instrument.

Appendix - 6

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities or partnership or other interests, by Contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.

“Controlled Group Liability” shall have the meaning set forth in Section 3.12(b).

“Copyrights” shall mean all rights in copyrightable works, mask works, works of authorship and moral rights, including copyrights in computer programs, software (whether in object code or source code), databases, data collections, data compilations and related documents, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to use, reproduce, display, perform, modify, enhance, distribute and prepare derivative works thereof, and any registrations or applications for any of the foregoing, including renewals and extensions.

“CSE” shall mean the Canadian Securities Exchange (provided, that references herein to trading prices on the CSE shall, if applicable, be deemed to refer to any successor primary exchange on which Parent chooses to list its Parent Shares, and to the extent such successor exchange is a U.S. exchange, any corresponding references to conversions between Canadian dollars and US dollars will be accordingly ignored for purposes of this Agreement).

“CSE Approval” means the acceptance or approval by the CSE of the transactions contemplated by this Agreement.

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Dissenting Shares” shall have the meaning set forth in Section 2.5.

“Divestiture Action” shall mean any transaction to divest, hold separate or otherwise take any action that limits the Company’s (or any of its Subsidiaries’) freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company (or any of its Subsidiaries).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employment Agreements” shall have the meaning set forth in the Recitals.

“Environmental Laws” shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases of or exposure to Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), and other similar foreign, state and local statutes.

Appendix - 7

“ERISA” shall have the meaning set forth in Section 3.12(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.12(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Exchange Fund” shall have the meaning set forth in Section 2.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(a)(ii).

“Extended Termination Date” shall have the meaning set forth in Section 7.1(b)(i).

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Cannabis Laws” shall mean any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3 and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960 and the regulations and rules promulgated under any of the foregoing, as the same may be amended or supplemented after the date of this Agreement.

“Form S-4” has the meaning set forth in Section 3.11.

“Founders” shall have the meaning set forth in the Recitals.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, commonwealth, provincial, municipal, local or foreign government or political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction, or any other authority exercising executive, legislative, judicial, regulatory, administrative, licensing, permitting, inspection, or enforcement powers (including any tribal government, tribal council, tribal regulatory body, tribal cannabis commission or other recognized tribal authority to the extent exercising such powers), including any successor, predecessor, replacement, or delegated authority thereto, as such authorities may be amended, reorganized, renamed, consolidated, expanded, or supplemented after the date of this Agreement, including, for greater certainty the CSE. Without limiting the foregoing, “Governmental Authority” includes: (a) any cannabis licensing or regulatory authority with jurisdiction over cannabis operations, including, as applicable, the State Cannabis Authorities, and any successors or delegated authorities; and (b) any public safety or code enforcement authority with overlapping jurisdiction, including any fire department or fire marshal, building department, health department, planning or zoning authority, and any law enforcement agency or police department, in each case having jurisdiction over the applicable premises, operations, personnel, transportation, security, safety, or compliance matters.

Appendix - 8

“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste or the environment or (ii) can form the basis of any liability under any Law relating to pollution, waste or the environment.

“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short term or long term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (iv) any capitalized lease obligations, (v) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean all intellectual property rights and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all Patents, Trademarks, Copyrights, Trade Secrets, and Software; (ii) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world; (iii) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (iv) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorney’s fees.

“Intellectual Property Agreement” shall mean any license-in, license-out, consent to use, covenant not to sue, non-assertion, coexistence, settlement or similar Contract concerning Intellectual Property that is material to the Company or its Subsidiaries or concerning material software used by the Company or any of its Subsidiaries other than Off-the-Shelf Software.

Appendix - 9

“Intended Tax Treatment” shall have the meaning set forth in Section 2.8.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of the Company” shall mean the actual knowledge of each of the following officers and employees of the Company after reasonable inquiry by each such person: Larry Scheffler, Robert Groesbeck, Christopher Wren and Steve Mclean.

“Knowledge of Parent” shall mean the actual knowledge of the following officer of Parent after reasonable inquiry by such person: Joe Duxbury.

“Labor Agreement” shall have the meaning set forth in Section 3.13(b).

“Law” shall mean any domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, directive (including those of any self-regulatory organization), arbitration award, agency requirement, license, permit or any other enforceable requirement of any Governmental Authority.

“Lease” shall have the meaning set forth in Section 3.17(b).

“License Transfer” shall mean any transaction, series of related transactions or other event that constitutes (i) a transfer of a Cannabis License or (ii) a transfer of all or any portion of an ownership interest in, control over or other interest of any sort in or to, a Cannabis Establishment or any entity that holds a Cannabis License, in each case for which approval, a finding of suitability, registration, filing or notice to the applicable State Cannabis Authority (or other Regulatory Authority) required under any applicable Company Cannabis Laws as amended from time to time.

“Lien” shall mean any liens, licenses, covenants, charges, security interests, options, claims, mortgages, pledges, encumbrances or other restrictions of any nature whatsoever.

“Listing Rules” shall mean the rules, regulations, listing standards, continued‑listing requirements, and related interpretive guidance of the CSE and OTCQX, as in effect from time to time.

“Lock-Up Agreement” shall have the meaning set forth in the Recitals.

“Material Suppliers” shall have the meaning set forth in Section 3.19.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(a)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble.

Appendix - 10

“Merger Sub Board” shall have the meaning set forth in the Recitals.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators.

“Multiemployer Pension Plans” shall have the meaning set forth in Section 3.12(a).

“Nevada Secretary of State” shall mean the Secretary of State of the State of Nevada.

“New Plans” shall have the meaning set forth in Section 5.10(b).

“NRS” shall mean the Nevada Revised Statutes, as amended from time to time.

“Off-the-Shelf Software” means a Software product, solution or system that is commercially ready-made and available for sale, lease, or license to the general public.

“Old Plans” shall have the meaning set forth in Section 5.10(b).

“Order” shall mean any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“OTCQX” shall mean the OTCQX Best Market, a tier of the over‑the‑counter securities market operated by OTC Markets Group Inc., or any successor thereto.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Balance Sheet Date” shall have the meaning set forth in Section 4.7.

“Parent Cannabis Laws” shall mean the Laws of the States of Minnesota, Maryland, Missouri, Utah, Nevada, and New York or any other jurisdiction in which Parent and its Subsidiaries operate from time to time governing the cultivation, manufacture, production, distribution, delivery to consumers (including curbside pickup and home delivery where permitted), on-site consumption and/or retail sale of medical and adult-use cannabis, including any applicable ordinances, rules or regulations promulgated thereunder, as amended from time to time regulations, and any applicable local ordinances, codes, licenses, permits and approvals, in each case as amended from time to time.

“Parent’s Counsel” shall have the meaning set forth in Section 5.20(a).

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

Appendix - 11

“Parent Material Adverse Effect” shall mean any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has a material adverse effect, individually or in the aggregate, (a) on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that any effect, change, development, event, occurrence, condition or state of facts directly resulting from or arising out of the following will not be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes in general United States or global economic, regulatory or financial market conditions; (ii) changes in the economic, business and financial environment generally affecting the industry in which Parent and its Subsidiaries conduct their businesses; (iii) in and of itself, any change in Parent’s stock price or any failure by Parent to meet any revenue, earnings or other similar projections (it being understood that any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been a Parent Material Adverse Effect); (iv) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters or other similar force majeure events, including any worsening of such conditions threatened or existing as of the date of this Agreement; (v) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in Laws or GAAP in each case after the date of this Agreement; provided, however, that this clause (v) shall not apply to any change in Laws by any State Cannabis Authority that is directed specifically at Parent or any of its Subsidiaries or at the transactions contemplated by this Agreement and is not generally applicable to other participants in the cannabis industry in the relevant jurisdiction; (vi) pandemics, epidemics and other outbreaks of infectious disease (including the re-emergence of the Covid-19 or any other pandemic) and the response by any Governmental Authority with respect to any of the foregoing; (vii) the public announcement or pendency of the Merger or the other transactions contemplated hereby; or (viii) any action taken by Parent or any of its Subsidiaries that is expressly required by this Agreement; provided, further, however, that if the effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts set forth in clauses (i), (ii), (iv), (v) or (vi) have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to the other participants in the industry in which Parent and its Subsidiaries conduct their businesses, such effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent of such disproportionate impact or (b) on the ability of Parent to perform its obligations under this Agreement, pay the Merger Consideration or to consummate the Merger, or on the consummation of, whether by prevention or material delay, any of the Merger and the other transactions contemplated by this Agreement.

“Parent Multiple Voting Shares” means the multiple voting shares in the authorized share structure of Parent.

“Parent Options” shall have the meaning set forth in Section 4.2(a).

“Parent Organizational Documents” shall mean the articles of incorporation of Parent, including its Notice of Articles and Notice, as amended as of the date of this Agreement.

“Parent RSU Award” shall mean each award of restricted stock unit covering Parent Shares.

“Parent Securities Filings” shall have the meaning set forth in Section 4.5(a).

“Parent Tax Representation Letter” shall have the meaning set forth in Section 5.20(a).

Appendix - 12

“Parent Shares” means the subordinate voting shares in the authorized share structure of Parent, or any subsequent securities which Parent Shares are converted into or exchanged for in connection with any reorganization, recapitalization, reclassification, consolidation, merger or other transaction involving Parent.

“Patents” shall mean all issued letters or design patents, reissued or reexamined patents, patents surviving inter partes review, revival of patents, utility models, registered community designs, registered industrial designs, certificates of invention, registrations of patents and extensions thereof, supplemental protection certificates regardless of country issued or formal name and all published or unpublished non-provisional and provisional patent applications, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuation applications, continuation-in-part applications, requests for continued examination and divisions, divisional applications, patent term extension applications, applications for supplemental protection certificates, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof, regardless of the country filed or formal name.

“Pension Plans” shall have the meaning set forth in Section 3.12(a).

“Permitted Lien” shall mean (i) Liens for Taxes or governmental assessments, charges or claims of payment (A) not yet due and payable or (B) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (ii) mechanics’, materialmen’s or other similar liens arising by operation of Law with respect to obligations incurred in the ordinary course of business consistent with past practice if the underlying obligations (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iii) Liens arising under equipment leases with third Persons entered into in the ordinary course of business consistent with past practice; (iv) any other Liens if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company and its Subsidiaries to which they relate in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (or in the case of Liens with respect to Parent and its Subsidiaries, do not, individually or in the aggregate, materially impair the continued use and operation of the assets of Parent and its Subsidiaries to which they relate in the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted); and (v) with respect to real property, zoning regulations, building codes and other land use regulations or similar laws imposed by any Governmental Authority (excluding liens imposed by applicable Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any of its Subsidiaries’ current use of such real property (or in the case of Liens with respect to Parent or any of its Subsidiaries, to the extent not violated by Parent’s or any of its Subsidiaries’ current use of such real property).

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

Appendix - 13

“Personal Information” means in addition to any definition provided by the Company and/or its Subsidiaries for any similar term (e.g., “personally identifiable information,” “personal information,” “personal data” or “PII”) in any privacy notice or other public-facing statement by the Company and/or its Subsidiaries, any information that is considered “personally identifiable information,” “personal information,” “personal data,” or like terms under applicable Privacy Laws, including, but not limited to, information regarding or reasonably capable of being associated with an individual consumer or device, where such information (a) is information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, IP address, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, or biometric information, and any other data used or intended to be used to identify, contact, precisely locate, or be associated with an individual, or (b) is any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed). Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person and includes such information in any form, including paper and electronic forms.

“Privacy and Data Security Policies” shall have the meaning set forth in Section 3.16(k).

“Privacy Laws” shall mean all Laws concerning the privacy, security or Processing of Personal Information (which may include Laws of jurisdictions where Personal Information was collected), including applicable data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning email, text message or telephone communications, including but not limited to, as applicable, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the Personal Information Protection and Electronic Documents Act, and all other similar federal, state, and local laws, as applicable.

“Proceeding” or “Proceedings” shall mean legal, civil, criminal, administrative, regulatory, arbitral, enforcement, civil penalty, alternative dispute resolution, debarment, seizure or other proceedings, litigation, suits, actions, charges, complaints, subpoenas, prosecutions, claims, audits, assessments, inquiries or investigations.

“Process” (and the corollary term “Processing”) shall mean to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

Appendix - 14

“Proxy Statement” shall have the meaning set forth in Section 3.11.

“Regulator” shall have the meaning set forth in Section 8.14.

“Regulatory Authority” shall mean the State Cannabis Authorities and any other Governmental Authority that regulates the operation of any cannabis establishment, including a cannabis cultivation facility, a cannabis retail store, a cannabis production facility, a cannabis distributor, a cannabis delivery service, or a cannabis consumption lounge.

“Regulatory Consents” shall have the meaning set forth in Section 3.5(b).

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” shall mean the securities legislation, securities regulation and securities rules, and the policies, notices, instruments and blanket orders having the force of Law (including those of the SEC, the Canadian Securities Regulators, the CSE, and the OTCQX), in force from time to time in the United States, including any states of the United States, and the provinces or territories of Canada.

“Securities Regulators” shall mean, collectively, the SEC and the Canadian Securities Regulators.

“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity interest or capital stock of such Person (including interests or rights of any kind convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock or any other equity interest or capital stock of such Person), however described and whether voting or non-voting.

“Security Incident” shall have the meaning set forth in Section 3.16(l).

“SEDAR+” shall mean the System for Electronic Data Analysis and Retrieval + (SEDAR+), as outlined in National Instrument 13-103.

Appendix - 15

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“Special Committee” has the meaning set forth in the Recitals.

“State Cannabis Authorities” shall mean the CCB, the DCC, the OMMU, the IDOA, the IDFPR, the CROO, and any other Governmental Authority that regulates the Company’s or any of its Subsidiaries’ operation of any cannabis establishment, including any cannabis cultivation facility, cannabis retail store, cannabis production facility, cannabis distributor, cannabis delivery service, or cannabis consumption lounge, and with respect to each State Cannabis Authority, any corresponding county, city or town with authority over business licensing, land use, zoning, building, fire, health or public safety approvals for any applicable Cannabis Establishment.

“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” or “Taxes” shall mean all federal, state, local, provincial or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges in the nature of a tax that are imposed, assessed or collected by a Governmental Authority including, any income, gross receipts, imputed underpayments, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat or unclaimed property, controlled substance, cannabis, marijuana, severance, stamp, occupation, business, business operations, premium, property (real or personal), real property gains, windfall profits, customs, duties, import, anti-dumping or countervailing duties or other taxes, fees, assessments or charges in the nature of a tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary, combined or other similar basis, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, in each case including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” shall mean any return, report, information statement, declaration, claim for refund, form or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes.

Appendix - 16

“Termination Date” shall have the meaning set forth in Section 7.1(b)(i).

“Third-Party Consents” shall have the meaning set forth in Section 3.5(a).

“Trade Secrets” shall mean all trade secrets (protectable as such in any applicable jurisdiction), know-how and confidential or other proprietary information relating to technical, engineering, manufacturing, processing, marketing, financial, or business matters, including new developments, ideas, inventions and discoveries (whether patentable or not and whether or not reduced to practice and all improvements thereto), invention disclosures, processes, blueprints, manufacturing, engineering and other drawings and manuals, recipes, research data and results, computer programs, software (whether in object code or source code), databases, data collections, data compilations, algorithms, flowcharts, diagrams, schematics, chemical compositions, formulae, diaries, notebooks, lab journals, design and engineering specifications and similar materials recording or evidencing expertise or information, designs, methods of manufacture, processing techniques, data processing techniques, compilation of information, customer, vendor and supplier lists, pricing and cost information, and business and marketing plans and proposals, all related documents thereof, and all claims and rights related thereto.

“Trademarks” shall mean any and all registered or unregistered trademarks, service marks, trade dress, trade names, corporate names, assumed financial business names, logos, slogans, Internet domain names, and any other source or business identifiers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations and renewals in connection therewith throughout the world, and all goodwill associated with any of the foregoing.

“Training Data” shall mean training data, validation data, and test data or databases used to train or improve an algorithm or model.

“Transition Agreements” shall have the meaning set forth in Section 5.15.

“Treasury Regulations” shall mean regulations promulgated by the IRS under the Code.

“Underwater Option” shall have the meaning set forth in Section 2.3(a).

“Voting Agreement” shall have the meaning set forth in the Recitals.

“WARN Act” shall have the meaning set forth in Section 3.13(c).

Appendix - 17